Exhibit 96.1

CROWNPOINT AND HOSTA BUTTE URANIUM PROJECT

MCKINELY COUNTY, NEW MEXICO, USA

INITIAL ASSESSMENT

S-K 1300

PREPARED FOR:

Verdera Energy Corp.

AUTHORED BY:

BRS Inc.

1130 Major Ave.

Riverton, Wyoming

Douglas L. Beahm, P.E., P.G.

Principal Engineer BRS Inc. – Principal Author

Car Warren, P.E., P.G.

Project Engineer BRS Inc. – Coauthor

Report Effective Date: December 5, 2025

Effective Date Mineral Resource Estimate: February 25, 2025

Table of contents

1.	Executive Summary	1

Project Overview		1
Project Description and Ownership		1
Development Status		2
Regulatory Status		2

2.	Introduction	7

3.	Property Description	11

Description of Mineral Holdings		11
Surface Rights		13
Chain of Title		13
Royalties		13
Taxes		13
Permits and Licenses Required		14
The Atomic Energy Act and Licensing		14
Safe Drinking Water Act UIC Permits and Aquifer Exemptions		15
Water Rights		16
Clean Air Act		16
Access and Surface Use		16
Other		16
Encumbrances and Risk		16

4.	Accessibility, Climate, Local Resources,Infrastructure and Physiography	18

Physiography and Climate		18
Infrastructure		19

5.	History	21

6.	Geological Setting and Mineralization	22

Regional Geologic Setting		22
Structure		22
Local Geology		23
Mineralization		23
Crownpoint Area		26
Hosta Butte Area		27
Additional Areas of Mineralization - Hosta Butte Sections 9 and 11, T16N, R13W		27
Deposit Types		36

7.	Exploration	38

Crownpoint Area		38
Mineralization Thickness and Grade		39
Hosta Butte Area		39
Mineralization Thickness and Grade		39
Additional Areas of Mineralization - Hosta Butte Sections 9 and 11, T16N, R13W		39

8.	Sampling Preparation, Analyses, and Security	40

9.	Data Verification	41

Crownpoint		41
Hosta Butte		41
Core Assays		46
Density		47
Summary		47

10.	Mineral Processing and Metallurgical Testing	48

Acid Leach		48
Alkaline Leach		48

11.	Mineral Resource Estimates	50

Mineral Resource Summary		50
Crownpoint Area		52
Hosta Butte Area		54
Resource Estimation Methods		56
Geologic Model		56
GT Contour Method		57
Cutoff Criteria		58
Reasonable Prospects for Eventual Economic Extraction		59
Radiometric Equilibrium		60
General		60
DEF Determination		60
Crownpoint Area		62
Hosta Butte		71

12.	Mineral Reserve Estimates	78

13.	Mining Methods	79

14.	Processing and Recovery Methods	80

15.	Infrastructure	81

16.	Market Studies	82

17.	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	83

18.	Capital and Operating Costs	84

19.	Economic Analysis	85

20.	Adjacent Properties	86

21.	Other Relevant Data and Information	87

22.	Interpretation and Conclusions	88

23.	Recommendations	89

Recommended Program to Increase Resource Base		89
Crownpoint		89
Hosta Butte		89
Recommended Programs to Advance the Project		90

24.	References	92

Previous Reports:		92
Publications Cited:		92
Web Site Links Cited:		93

25.	Reliance on Information Provided by the Registrant	94

FIGURES

Figure 3.1 - Vicinity and Location Map		12
Figure 4.1 - Average Climate in Crownpoint, New Mexico		19
Figure 6.1 - Geologic Map		24
Figure 6.2 - Type Log		25
Figure 6.3 - CP Drill Hole and Cross Section Location Map		28
Figure 6.4 – Crownpoint Cross Section C1		29
Figure 6.5 – Crownpoint Cross Section C2		30
Figure 6.6 – Crownpoint Cross Section C3		31
Figure 6.7 – Hosta Butte Drill Hole and Cross Section Location Map		32
Figures 6.8 - Hosta Butte Cross Section H1		33
Figures 6.9 - Hosta Butte Cross Section H2		34
Figure 6.10 – Typical Roll Front		36
Figure 6.11 – Oxidation/Reduction Boundaries		37
Figure 9.1 - Crownpoint Verification of the Radiometric Database		43
Figure 9.2 - Hosta Butte Verification of the Radiometric Database		44
Figure 11.1 - Radiometric Equilibrium		61

TABLES

Table 1.1 - Total Indicated Mineral Resources		2
Table 1.2 - Total Inferred Mineral Resources		3
Table 3.1 – Land Description		11
Table 9.1 – Confirmatory Core Assays		46
Table 11.1 - Total Indicated Mineral Resources		51
Table 11.2 - Total Inferred Mineral Resources		52
Table 11.3 - Indicated Mineral Resources Crownpoint Area		53
Table 11.4 - Inferred Mineral Resources Crownpoint Area		54
Table 11.5 - Indicated Mineral Resources Hosta Butte Area		55
Table 11.6 - Inferred Mineral Resources Hosta Butte Area		55
Table 23.1 – Recommendation Costs Phase 1		91
Table 23.2 - Recommendation Costs Phase 2		91

1.	Executive Summary

This Initial Assessment (IA) was prepared for Verdera Energy Corp., (Verdera), in accordance with S-K 1300, Standards of Disclosure for Mineral Projects (S-K 1300) and in consideration of the Canadian Institute of Mining Metallurgy and Petroleum (SEC) Definition Standards for Mineral Resources and Mineral Reserves (May 10, 2014) (SEC standards). The properties and project areas which are the subject of this Technical Report are held by NM Energy Holding Corp. (NME), a wholly owned subsidiary of NM Energy Holding Canada Corp. (NME BC), which is a wholly owned subsidiary of Verdera Energy Corp. (Verdera). NME BC and NME were acquired, along with their holdings and assets, from enCore Energy Corp. (enCore) on April 9, 2025.

No current preliminary economic assessment of the Project and/or feasibility study has been completed for the Project. Thus, Sections 10, 12, 13, 14, 15, 16, 17, 18, and 19 do not specifically apply to an IA and the estimates provided herein relate solely to mineral resources not mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with SEC standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

Project Overview

The Crownpoint and Hosta Butte uranium project (the Project) is located in the Grants Uranium Region. The Grants Uranium Region is located in northwestern New Mexico and is part of the Colorado Plateau physiographic province. The Grants Uranium Region has been the most prolific producer of uranium in the United States (McLemore and Chenoweth, 1991). Beginning with uranium production as early as 1948, over 347 million lbs. of U3O8 have been produced from the region to date. Most of the production occurred during the years 1953 through 1990.

Project Description and Ownership

The Project is located in portions of Sections 24, Township 17 North, Range 13 West; Sections 19 and 29, Township 17 North, Range 12 West; and Sections, 3, 9, and 11, Township 16 North, Range 13 West, comprising approximately 3,020 acres (Refer to Figure 3.1 – Location Map).

Verdera owns the mineral estate outright with the exception of SE ¼ of Section 24 in the Crownpoint project where they hold 60% of the mineral estate covering 120 acres known as the Walker Lease. There are no annual payments, maintenance, or other requirements to be met to maintain the mineral estate subject, only a 3% gross proceeds royalty to NZ Uranium, LLC (NZU), a 2% net proceeds royalty to enCore on uranium mined from the Project, and 2% net smelter returns royalty to enCore on other minerals mined from the Project.

Surface rights are held separately from the mineral rights on the Project. The surface rights have not been removed from development and are not under other restrictions. The project is outside of the Navajo Reservation and is situated on the western edge and to the 3-4 miles southwest of the small town of Crownpoint, New Mexico.

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Development Status

No current preliminary economic assessment of the Project and/or feasibility study has been completed for the Project. The purpose of this report is to define the in-place mineral resources. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with SEC standards. Verdera has not conducted any exploration or drilling on the Project.

Regulatory Status

The regulatory status for the Crownpoint area (Sections 24, Township 17 North, Range 13 West; Sections 19 and 29, Township 17 North, Range 12 West) is different than the regulatory status of the Hosta Butte property (Sections 3, 9, and 11, Township 16 North, Range 13 West).

The Crownpoint area of the Project is wholly within NuFuels, Inc.’s (a wholly owned subsidiary of Laramide Resources LTD) Source Materials License SUA-1580 for the in-situ recovery (ISR) of uranium which was issued by the US Nuclear Regulatory Commission (NRC) (http://www.nrc.gov/info-finder/materials/uranium). Water rights have been approved by the New Mexico State Engineer for a portion of the Crownpoint area. Other Permits will be required to operate the at the Crownpoint area.There have been no permits or licenses issued for the Hosta Butte property.

Mineral Resource Summary

The mineral resource calculations presented herein have been completed in accordance with CIM standards and SK 1300 requirements and include indicated and inferred mineral resources based on the drilling density, the apparent continuity of the mineralization along trends, geologic correlation and modeling of the deposit. Indicated and Inferred Mineral Resource summaries are shown in Figures 1.1 and 1.2. This tabulation shows the total Mineral Resource and the portion thereof controlled by Verdera, i.e., 100% of Hosta Butte and Crownpoint Sections 19 and 29, and 60% of Crownpoint SE ¼ Section 24.

Table 1.1 - Total Indicated Mineral Resources

0.02% eU3O8 Grade Cutoff and GT Cutoff* >0.50 ft%		Total Indicated Resource	Verdera Controlled
Crownpoint	Pounds eU3O8	17,860,000	14,818,000
	Tons	7,511,000	6,091,000
	Avg. Grade % eU3O8	0.119	0.121
Hosta Butte	Pounds eU3O8	8,598,000	8,598,000
	Tons	2,952,000	2,952,000
	Avg. Grade % eU3O8	0.146	0.146
Total Indicated Mineral Resource	Pounds eU3O8	26,458,000	23,416,000
	Tons	10,463,000	9,043,000
	Avg. Grade % eU3O8	0.126	0.129

*GT cutoff: Minimum Grade (% eU3O8) x Thickness (Feet) for Grade > 0.02 % eU3O8.

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

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4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Inferred Mineral Resources may be projected, primarily as extensions of the Indicated Mineral Resource, along the geologic trends of the mineralization. The authors expect that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with additional drilling.

Table 1.2 - Total Inferred Mineral Resources

0.02% eU3O8 Grade Cutoff and GT Cutoff* >0.50 ft%		Total Inferred Resource	Verdera Controlled
Crownpoint	Pounds eU3O8	1,320,000	1,268,000
	Tons	593,000	566,000
	Avg. Grade % eU3O8	0.111	0.112
Hosta Butte	Pounds eU3O8	4,094,000	4,094,000
	Tons	1,427,000	1,427,000
	Avg. Grade % eU3O8	0.143	0.143
Total Inferred Mineral Resource	Pounds eU3O8	5,414,000	5,362,000
	Tons	2,020,000	1,993,000
	Avg. Grade % eU3O8	0.134	0.134

*GT cutoff: Minimum Grade (% eU3O8) x Thickness (Feet) for Grade > 0.02 % eU3O8.

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Conclusions

Available data used in this report has been verified and in the opinion of the author it is reliable for the purpose of estimating mineral resources for the Project. This data supports the mineral resource estimation and categorization for the Project including an Indicated and Inferred Mineral Resources. A portion of the project is jointly held by NuFuels and as discussed in Section 11 mineral resources in these areas have accounted for the relative percentage of ownership.

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The portion of the Project with defined Indicated Mineral Resources would support a preliminary economic assessment or preliminary feasibility study (PFS).

The Project, including the Crownpoint and Hosta Butte areas, is considered by the authors to represent a significant uranium resource and further work to progress the project towards mine development is warranted. Current and future long-term prices for uranium are expected to rise as a result of supply/demand changes being observed in the uranium markets, (UxC, LLC, 2021)

Portions of the project are within NuFuels’ ISR area, licensed by the NRC, however, an aquifer exemption, as well as other permits, described in Section 4 would be required before the facility could be operated. The environmental data, analysis, and environmental impact assessment completed by NuFuels would be helpful in permitting and licensing of the Project. The NuFuels licensing effort and incumbent litigation which support the licensing sets a positive precedent for uranium mine development in the region.

Recommendations

The following recommendations relate to potential improvement and/or advancement of the Project and fall within two categories; recommendations to potentially enhance the resource base and recommendation to advance the Project towards development, which may be conducted contemporaneously as discussed in Section 23.

Phase 1 Recommended Program to Increase Resource Base

Mineralization within the Crownpoint portion of the Project is well defined by drilling. In some areas additional drilling could be completed to enhance the resource but is not considered a priority at this time.

For the Hosta Butte portion of the Project, drilling is sparser. Drilling to enhance and better define the mineral resources in this area is recommended. This would include limited core drill to evaluate radiometric equilibrium conditions, general engineering properties including dry density and compressive strength, porosity, and permeability, and for amenability to acid and alkaline leaching. Following the drilling it is recommended that a scoping study be completed for the project as a whole, including Crownpoint and Hosta Butte. The scoping study would include indicated and inferred mineral resources.

Phase 2 Recommended Programs to Advance the Project

Subject to the results of the recommended drilling and the scoping study, it is recommended that a preliminary feasibility study (PFS) be completed for the project. The portions of the mineral resource base classified as Indicated Mineral Resource would support a PFS. For the PFS it is recommended that the Crownpoint area be evaluated in greater detail as the first area to be developed, followed by Hosta Butte.

Phase 1 costs are estimated at $815,000 USD.

Phase 2 costs are estimated at $2,350,000 USD Refer to Section 23 for details. The reader is cautioned that additional drilling may or may not enhance and/or expand the mineral resources.

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Recommended Programs to Advance the Project:

No current preliminary economic assessment and/or feasibility study has been completed for the Project. The portions of the mineral resource base classified as Indicated Mineral Resource would support a preliminary economic assessment or preliminary feasibility study (PFS). A PFS of the project would not be dependent upon the foregoing recommendations related to the resource base as, in the authors’ opinion, the resource base as defined by the Indicated Mineral Resource is adequate to support a PFS. For the PFS it is recommended that the Crownpoint area be evaluated in greater detail as the first area to be developed followed by Hosta Butte. It is further recommended that work towards a preliminary feasibility study be phased beginning with a scoping study to develop a conceptual mine plan and evaluate alternatives. These alternatives should include both ISR and conventional means of recovery. The scoping study should also define the data necessary to support the completion of a preliminary feasibility study and the determination of probable mineral reserves. Based on the results of the scoping study a preliminary feasibility study could then be completed. Finally, a Technical Report would be prepared which addresses the probable mineral reserves.

Risks

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors not stated herein which would materially affect the mineral resource estimates or the results of the PEA. To the authors’ knowledge there are no other significant factors that may affect access, title, or the right or ability to perform work on the property, provided the conditions of all mineral leases and options and relevant operating permits and licenses are met. A summary of risks follows, categorized in terms of economic, technical, and permitting and licensing risks.

Economic Risks:

Mineral resources are not mineral reserves and do not have demonstrated economic viability. A Preliminary Feasibility Study (PFS) is required, at a minimum, to demonstrate the economic viability of the measured and indicated mineral resources and qualify an initial estimate of mineral reserves.

Technical Risks:

It is the authors’ opinion that the technical risks associated are moderate for the following reasons:

Portions of the deposit were partially developed, and infrastructure is generally available.

Significant testing and evaluations for both conventional and ISR recovery have been completed with favorable results.

The Project does have some risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects including:

•	Future commodity demand and pricing.

•	Environmental and political acceptance of the project.

•	Variance in capital and operating costs.

•	Mine and mineral processing recovery and dilution.

•	Continuity of mineralization with respect to thickness and grade may vary.

•	Mining claims are subject to the Mining Law of 1872. Changes in the mining law could affect the mineral tenure.

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met.

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Permitting and Licensing Risks:

Previous permitting and licensing efforts in the Crownpoint area met with significant public resistance and lack of acceptance. Similar public resistance and lack of acceptance would be expected in the future. This resistance could lead to permitting delays, increased legal costs, or otherwise affect the Project’s development timeline. Additional costs and timelines would be expected for community engagement, education, awareness and public input.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, and actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

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2.	Introduction

This Initial Assessment (IA) was prepared for Verdera Energy Corp., (Verdera), in accordance with S-K 1300, Standards of Disclosure for Mineral Projects (S-K 1300) and in consideration of the Canadian Institute of Mining Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (May 10, 2014) (SEC standards). The properties and project areas which are the subject of this Technical Report are held by Vedera Energy (Vedera) and were acquired from enCore Energy Corp. (enCore) on April 9, 2025.

The properties and project areas which are the subject of this Technical Report are held by NM Energy Holding Corp. (NME), a wholly owned subsidiary of NM Energy Holding Canada Corp. (NME BC), which is a wholly owned subsidiary of Verdera Energy Corp. (Verdera). NME BC and NME were acquired, along with their holdings and assets, from enCore Energy Corp. (enCore) on April 9, 2025.

On November 25, 2025, Verdera entered into an amalgamation agreement with POCML 7 Inc. (POCML) and 1564752 B.C. Ltd. (Subco), a wholly owned subsidiary of POCML, pursuant to which Verdera will amalgamate with Subco, and the amalgamated company will continue as a wholly owned subsidiary of POCML. As a result, NME BC and NME, along with their holdings and assets, will be wholly owned subsidiaries of POCML, which is to be renamed following closing of the amalgamation.

No current preliminary economic assessment of the Project and/or feasibility study has been completed for the Project. Thus, Sections 10, 12, 13, 14, 15, 16, 17, 18, and 19 do not specifically apply to an IA and the estimates provided herein relate solely to mineral resources not mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with SEC standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

Key Dates:

•	The Effective Date of the Report is December 5th 2025.

•	The Effective Date of the Mineral Resource Estimate is February 25th 2025.

•	The most recent site visit was July 17th 2025.

Previous reports on this project include,

•	The Technical Report titled, “CROWNPOINT AND HOSTA BUTTE URANIUM PROJECT, McKinley County, New Mexico, USA, MINERAL RESOURCE TECHNICAL REPORT, NATIONAL INSTRUMENT 43-101”. Dated February 25, 2022 and prepared by BRS Inc., of Riverton, Wyoming, on behalf of enCore Energy Corp. (BRS 2022).

•	The Technical Report titled, “CROWNPOINT AND HOSTA BUTTE URANIUM PROJECT, McKinley County, New Mexico, USA, MINERAL RESOURCE TECHNICAL REPORT, NATIONAL INSTRUMENT 43-101”. Dated May 14, 2012 and prepared by Douglas Beahm, Principal Engineer, BRS Inc.

Since the date of the most recent Technical Report (BRS 2022), Verdera has not performed exploration on the Property.

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The principal author of this report, Mr. Douglas Beahm, P.E., P.G., is a Professional Engineer, and a Registered Member of the Society for Mining, Metallurgy and Exploration Inc. (SME). He is independent of Verdera, using the test set out in Section 1.5 of NI 43-101. Mr. Beahm is experienced with uranium exploration, development, and mining, including past employment with the Homestake Mining Company, Union Carbide Mining and Metals Division, and AGIP Mining USA. As a consultant and principal engineer of BRS, Inc., Mr. Beahm has provided geological and engineering services relative to the development of mining and reclamation plans for uranium projects in Wyoming, Utah, Colorado, Arizona, and Oregon, as well as numerous mineral resource and economic feasibility evaluations. This experience dates to 1974. Mr. Beahm has direct work experience in the Grants Uranium District of New Mexico. Mr. Beahm is responsible for the overall report.

Coauthor Carl Warren, P.E., P.G. is a Registered Professional Engineer and Geologist in Wyoming and has over 8 years of experience performing uranium mineral resource modeling. Mr. Warren has over 19 years of experience in the mining and geology industries including underground and open pit mining, ore control, core logging, uranium exploration, and resource modelling. The coauthor, Warren, is primarily responsible for the Mineral Resource Estimates contained in Section 14 of this report.

The principal author of this report, Mr. Beahm, was at the site during the period of 16 April through 18 April 2012. At that time, Mr. Beahm inspected the subject properties and reviewed the available data for them at the mine office HRI, Inc., located in Crownpoint, New Mexico. At the time of the site inspection, HRI, Inc. was a wholly owned subsidiary of Uranium Resources Inc, (URI). Since that site inspection, HRI, Inc. was acquired as a wholly owned subsidiary of Laramide Resources LTD. (Laramide). HRI, Inc. was renamed NuFuels, Inc. (NuFuels).

Mr. Beahm recently conducted a site visit on July 17, 2025. During the most recent site visit Mr. Beahm observed little change in the project sites since his previous visit. Access to the Hosta Butte areas was limited as the access road has not been maintained, however, the site was inspected, and evidence of the past drilling including drill trails and pads and intact drill hole markers were observed. The Crownpoint area is readily accessible. The former mine area was visited in addition to the delineated mineral resource areas. The mine area is posted with the NRC Source Materials License information as depicted in the following image.

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Drill hole markers were readily apparent at both Hosta Mesa and Crownpoint as depicted the following images. At Hosta Mesa the markers are metal. At Crownpoint PVC. It is recommended that Verdera conduct a LIDAR or similar survey of both sites to identify and locate any visible hole makers, compare the locations and elevations to historical survey records, and rectify all drill hole locations to current coordinate systems.

During the site visit Mr. Beahm did not observe any material changes in site conditions from the previous site visits other than the deterioration of site access to Hosta Butte.

Mr. Warren did not make a site visit to the project as co-author as his involvement in the project was limited to mineral resource estimation. Given that the mineralization is at depth and there are no outcrops or other expressions of the mineralization exposed at the surface which could be observed at site visit was not necessary in addition to the site visit by the primary author, Mr. Beahm.

The purpose of this Technical Report is to re-evaluate the previous Technical Report (BRS 2012) on behalf of Verdera, adding ISR extraction economic criteria and GT cutoff analyses. The following provides a review and details necessary adjustments to the evaluation of the project resource methodology, assumptions, conformity with definitions/classifications, recommendations. Additionally, this Technical Report incorporates additional information regarding site conditions, changes to ownership and regulatory status of adjacent properties, and provides additional information supporting the Project’s economic extraction of uranium using in-situ recovery processes from the subject mineralization. As such, the overall tenure of the mineral resource modeling performed by BRS under Douglas L. Beahm in the 2012 technical report remains unchanged with the addition of a cutoff sensitivity analysis and further economic screening with ISR the preferred extraction method. The mineral resource was re-calculated to reflect the removal of individual areas from the Indicated Mineral Resource which did not clearly meet reasonable prospects for economic extraction and to reflect a tonnage factor of 15 cubic feet per ton.

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Terms of Reference

The following is a brief list of terms and abbreviations used in this report:

CY	Cubic yard	GT	Grade thickness product
eU308	Radiometric equivalent U308	Lb.	Pound or pounds
ft	Foot or feet	Ton	Short ton (2,000 lbs.)
ft2	Square foot	Tpd	Tons per day
THK	Thickness	ISL	In situ Leach; equivalent to ISR, In situ Recovery
Grade	Weight percent

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3.	Property Description

The Project is located in portions of Sections 24, Township 17 North, Range 13 West; Sections 19 and 29, Township 17 North, Range 12 West; and Sections, 3, 9, and 11, Township 16 North, Range 13 West as further described in Table 3.1 (Refer to Figure 3.1 – Vicinity & Location Map).

Table 3.1 – Land Description

Section, Township, Range New Mexico Prime Meridian	Approximate Acreage	Approximate Latitude	Approximate Longitude
Crownpoint Area:
All Section 19, T17N, R12W	640	35[o] 41' 20"	108[o] 12' 50"
SE 1/4* Section 24, T17N, R13W	140	35[o] 41' 10"	108[o] 13' 40"
W 1/2 Section 29, T17N, R12W	320	35[o] 40' 30"	108[o] 12' 15"
Sub Total Crownpoint	1,100
Hosta Butte Area:
All Section 3, T16N, R13W	640	35[o] 38' 45"	108[o] 15' 50"
All Section 9, T16N, R13W	640	35[o] 38' 00"	108[o] 16' 55"
All Section 11, T16N, R13W	640	35[o] 38' 00"	108[o] 14' 50"
Subtotal Hosta Butte	1,920
GRAND TOTAL	3,020

*The legal description of Section 24 land holdings includes most of the SE ¼ of Section 24, T17N R13W of the New Mexico Prime Meridian and includes the N1/2 NE1/4 SE1/4, N1/2 SE1/4 NE1/4 SE1/4, SW1/4 NE1/4 SE1/4, N1/2 NW1/4 SE1/4 SE1/4, S1/2 SE1/4 SE1/4, and W1/2 SE1/4. Verdera owns 60% of this portion of the Project.

The Crownpoint area is in the immediate vicinity of Crownpoint, New Mexico. The Hosta Butte area is located approximately 4 miles southwest of Crownpoint, New Mexico.

Description of Mineral Holdings

Figure 3.1 shows the approximate location of the Project. The Project is 100% owned by Verdera except for SE ¼ of Section 24, T17N, R13W which is 60% owned by Verdera and 40% owned by NuFuels and is comprised of the mineral estate (excluding hydrocarbons) over approximately 3,020 acres, subject only to a 3% gross proceeds royalty to NZU, a 2% net proceeds royalty to enCore on uranium mined from the Project and 2% net smelter returns royalty to enCore on other minerals mined from the Project.

On April 9, 2025 Verdera acquired NME BC, a wholly-owned subsidiary of enCore and owner of NME, which holds multiple uranium projects in New Mexico including Crownpoint and Hosta Butte projects.

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Figure 3.1 - Vicinity and Location Map

OKLAHOMA
SAN JUAN
RIO ARRIBA
TAOS
COLFAX
UNION
LOS ALAMOS
MORA
HARDING
McKINLEY
SANDOVAL
CROWNPOINT AND HOSTA BUTTE AREA
SANTA FE
SAN MIGUEL
QUAY
BERNALILLO
GUADALUPE
CIBOLA
VALENCIA
TORRANCE
CURRY
TEXAS
ARIZONA
NEW MEXICO
De BACA
ROOSEVELT
CATRON
SOCORRO
LINCOLN
CHAVES
SIERRA
GRANT
OTERO
LEA
DONA ANA
EDDY
LUNA
TEXAS
HIDALGO
MEXICO

VICINITY MAP
NOT TO SCALE

CROWNPOINT AREA
CROWNPOINT
HOSTA BUTTE AREA
HWY 371
R.14W.
R.13W.
R.12W.
T.17N.
T.16N.

LEGEND

- T&R LINE
- SECTION LINE
- MINERAL HOLDINGS
- PRIMARY ROAD / ACCESS
- SECONDARY ROAD / ACCESS

8,000' 0 4,000' 8,000'
1 inch = 8,000'

Verdera ENERGY

BRS ENGINEERING	LOCATION MAP		CROWNPOINT / HOSTA BUTTE URANIUM PROJECT	REVISION DATE: 1/26/22
	SCALE: 1"=8000'	DATE: 5/8/12		CAD FILENAME:
	DRAWN BY: CDS			DWG. NUMBER: 3.1

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Surface Rights

Surface rights are separate from the mineral rights on the Project. The surface rights of the property area are partially controlled by the royalty-holder, NZ Uranium (NZU), NuFuels (the 40% owner of the SE ¼ of Section 24 Crownpoint Property), and certain private property holders. The surface rights have not been removed from development and are not under other restrictions. The property is outside of the Navajo Reservation and is situated on the western edge of the small town of Crownpoint. Applicable legislation provides the owners of the mineral estate surface access, as well as a dispute resolution mechanism.

Chain of Title

The NZ Land Company (NZ) was formed in 1908 and took deed and management of the land grants. NZ Uranium LLC (NZU) was spun off to manage the lands within the known uranium trend of New Mexico and Arizona in 2002. Tigris optioned the Project in May 2010 and exercised the option in May, 2011. Tigris acquired a 60% Interest in the SE ¼ of Section 24 Crownpoint Property and 100% of the Hosta Butte Property, the Crownpoint Properties located in Section 19 and 29. The remaining 40% interest in the Crownpoint SE ¼ of Section 24 property is held by NuFuels. The property is not subject to any liens or other encumbrances except for royalties as subsequently discussed.

On March 18, 2025 Verdera entered into a share purchase agreement with enCore Energy Corp. (enCore) for the acquisition of NME BC, a wholly-owned subsidiary of enCore and owner of NME, which holds multiple uranium projects in New Mexico including Crownpoint and Hosta Butte projects.

Verdera issued 50,000,000 Shares to enCore, representing approximately 73% of current issued and outstanding shares of Verdera. enCore received a 2% net proceeds royalty on uranium and a 2% net smelter returns royalty on other minerals extracted and sold from the properties and a non-refundable cash payment of US$350,000. The acquisition closed on April 9, 2025.

Royalties

Verdera owns the mineral estate outright with the exception of SE ¼ of Section 24 in the Crownpoint project where they hold 60% of the mineral estate covering 120 acres known as the Walker There are no annual payments, maintenance, or other requirements to be met to maintain the mineral estate subject only to a 3% gross proceeds royalty to NZ Uranium, LLC (NZU), a 2% net proceeds royalty to enCore on uranium mined from the Project and a 2% net smelter returns royalty on other minerals extracted and sold from the Project.

Taxes

Uranium production in New Mexico is subject to a mineral severance tax which is currently taxed at a rate of 3.5% based on 50% of the gross value or an effective rate of 1.75 % of the gross value (Peach et al, 2008) and (http://www.tax.newmexico.gov/SiteCollectionDocuments/rpd-41215.pdf).

Uranium production in New Mexico is also subject to a Conservation Tax. The conservation tax was not imposed on the uranium industry until 1975. The conservation tax rate was 0.18% in 1975 and was increased to 0.20% in 1977. There have been no significant changes to the conservation tax as it relates to the uranium industry since 1977 (Peach et al, 2008).

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Uranium Production in New Mexico Resources is also subject to an excise tax was imposed in 1966 at a rate of .75% of the amount of money or the reasonable value of severed or processed resources (Peach et al, 2008).

The State of New Mexico imposes a gross receipts tax, 5% on average, on total amount of money or other consideration received from the above activities. Although the Gross Receipts Tax is imposed on businesses, it is common for a business to pass the Gross Receipts Tax on to the purchaser either by separately stating it on the invoice or by combining the tax with the selling price. The gross receipts tax will be realized with the Project through its application for services performed by contactors, vendors, and consultants. (https://www.tax.newmexico.gov/governments/gross-receipts-tax/)

Environmental Liabilities

As of December 5, 2025, the New Mexico Minerals and Mining Division listed no permits or registered mines on the property. Verdera has stated that they hold no bonds or permits on the property. The authors searched public records of the New Mexico Mining and Minerals Division and found no reference to outstanding bonds or notice of violations related to the Project. As a result, the authors conclude that there are no existing environmental liabilities to this project.

Permits and Licenses Required

The Atomic Energy Act and Licensing

The NRC is the primary regulatory authority over uranium recovery operations throughout the State of New Mexico, including ISR operations. In 1954, Congress, through the Atomic Energy Act of 1954 (“AEA”), empowered the Atomic Energy Commission (“AEC”), now NRC, to regulate AEA materials (i.e., source, byproduct, and special nuclear materials). Under its AEA authority, the AEC/NRC promulgated 10 C.F.R. Part 40 and, later, Appendix A to Part 40 to implement a regulatory program for uranium recovery operations. At the time of Appendix A’s issuance, conventional mining techniques (underground and open pit) were assumed to be the primary source of uranium production in the United States, and Appendix A was written to reflect that assumption. As ISR techniques have become the prevalent form of uranium recovery in the United States, the NRC has applied relevant portions of Appendix A to ISR licensing as “relevant and appropriate”. ISR uranium recovery licensees also are required to comply with relevant 10 C.F.R. Part 20 radiation protection standards.

Portions of Verdera’s project are included within NuFuels’ Source Materials License SUA-1580 for the in-situ recovery (ISR) of uranium which was issued by the US Nuclear Regulatory Commission (NRC) in January 1988 (http://www.nrc.gov/info-finder/materials/uranium). The portion of the Project that is within the SUA-1580 license area includes Crownpoint: all the SE ¼ of Section 24, T17N, R13W; all of the Section 29, T17N, R13W; and the SW1/4 of the Section 19, T17N, R13W mineral holdings. Both ISR operations and a central processing facility are licensed at the Crownpoint location. None of the Hosta Butte mineral holdings are within the SUA-1580 license area. If Verdera were to operate any form of uranium recovery facility, they would be required to obtain a Source Materials License from the NRC.

As part of the NRC licensing process, an Environmental Impact Statement (EIS), (NUREG -1580, 1997) was completed that included the Crownpoint area. The NuFuels’ license area is located on private lands, federal mining claims, Allotted and surface Trust land, so both the Bureau of Land Management (BLM) and Bureau of Indian Affairs (BIA) were cooperating agencies with respect to the Crownpoint EIS.

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The license and EIS were litigated through courts ending in the 10th Circuit Court of Appeals which upheld the license. Ultimately the opponents petitioned the US Supreme Court. The Supreme Court denied the opponents' petition to review the March 2010, 10th Circuit Court of Appeals' ruling. This upheld HRI’s (i.e. NuFuels’) NRC license to conduct ISR uranium mining at the Churchrock/Crownpoint project on November 15, 2010.Safe Drinking Water Act UIC Permits and Aquifer Exemptions

Underground injection is defined in 40 C.F.R. § 146.3 as “the subsurface emplacement of fluids through a bored, drilled or driven well ....”. Thus, all ISR uranium recovery injection well activities are included. To assure ground water protection, a federal Underground Injection Control (UIC) Program was established under the authority and standards of the federal Safe Drinking Water Act (SDWA) of 1974. This federal program establishes minimum requirements for effective state UIC Programs.

To avoid the burden of dual federal and state (or Indian tribal) regulation, the SDWA allows for the permits issued by the UIC regulatory programs of states and Indian tribes determined eligible for treatment as states to suffice in place of a UIC permit required under the SDWA. States that USEPA has determined to have regulations, laws, and resources in place that meet the federal requirements are referred to as Primacy States. These Primacy States are authorized to run the UIC Program and a UIC permit from a state with primacy suffices in lieu of an EPA-issued permit on the condition the EPA grants, upon request by the permitting state, an aquifer exemption modifying the permitting state’s UIC program. New Mexico has been granted primacy for their UIC program and NMED has jurisdiction under the New Mexico Water Quality Act to regulate UIC activities.

The New Mexico Environmental Department (NMED) administers the EPA approved state UIC program and there the UIC permit is also referred to as a Discharge Plan (DP). The DP assures site-specific compliance with the Ground and Surface Water Quality Regulations. Section 24, T17N, R13W is private land and would require a DP from the NMED.

The Navajo Nation claims regulatory jurisdiction over a significant portion of Verdera’s property. The Navajo Nation has been determined eligible for treatment as a state but has not submitted a UIC Class III program for EPA approval. As such, an operator would need to submit a UIC permit application directly to EPA. Despite procedural differences, the substantive requirements of the EPA UIC permit review is very similar to the NM ED. All properties in the Project excluding Crownpoint Section 24, T17N, R13W would require EPA UIC permits.

A USDW is defined as an aquifer, or portion thereof, which serves as a source of drinking water for human consumption or contains enough water to supply a public water system. A USDW also is defined to contain fewer than 10,000 mg/liter of total dissolved solids. Within this definition, however, some aquifers or portions of aquifers, which can meet the broad regulatory definition of a USDW, may not reasonably be expected to serve as a current or future source of drinking water. As a result, the UIC program regulations allow EPA to exempt mineralized portions of an aquifer from delineation as a USDW and allow for injection into such aquifers or portions thereof.

The USEPA must approve an Agreement States application for aquifer exemption designation for each mine site before any ISR recovery can occur. If a permittee wishes to inject into a USDW for the purpose of recovering minerals (e.g., uranium), a demonstration must be made that the proposed aquifer meets the exemption criteria of 40 C.F.R. 146.4. All properties within the Project would require an Aquifer Exemption from the USEPA.

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Before their NRC-licensed ISR uranium recovery operations can commence at any site, a licensee must have obtained a UIC permit and an aquifer exemption for the aquifer or portion of the aquifer wherein ISR mining operations will occur. No UIC permits or Aquifer Exemptions have currently been issued for the Project.

Water Rights

Under New Mexico law, new water rights are initiated, or existing water rights are changed in point of diversion, or in purpose or place of use, under the administrative authority of the Office of the State Engineer (“OSE”). Water rights for the purpose of conducting ISR operations have been granted to NuFuels for the Section 24, T17N, R13W portion of the Crownpoint area. OSE water rights are not required for all other properties within the project.

Clean Air Act

The New Mexico Environment Department, under the federal Clean Air Act and delegation from EPA, has a permit required from the Air Quality Bureau (AQB). The AQB has authority over air quality in all New Mexico except facilities on Tribal Lands. ISR facilities do not have the potential to create large amounts of fugitive dust or the emission of hazardous air pollutants. However, prior to construction a notice of intent would need to be filed with the Air Quality Bureau for review to ensure that a permit is not required. Similar air quality permit requirements would be required by the Navajo Nation for all areas within the Project excluding Section 24, T17N, R13W.

Access and Surface Use

Much of the surface and mineral estates are separate at both the Hosta Butte and Crownpoint properties of the Project. Excluding Crownpoint Section 24, T17N, R13W, the surface at the Project is owned by the U.S. government in trust for the Navajo Nation. Access and surface use for trust land will require a permit from the BIA as provided for in 25 CFR Part 169 of their regulations. Being a federal government action, like the NRC licensing process, the BIA permitting process would be subject to NEPA.

Other

Additional permits may be required including exploration and well drilling, discharge and storm water permits, State Historical Preservation Office (SHPO) or Tribal Historic Preservation Officer (THPO) archeological clearances, permits relative to land use, solid waste, rights of way, etc. dependent upon the specific development plans (agency jurisdiction dependent on the land status).

Encumbrances and Risk

To the authors’ knowledge there are no other forms of encumbrance related to the Project. It is the authors’ opinion that the risks associated with this project are similar in nature to other mining projects in general and uranium mining projects especially, i.e., risks common to mining projects include:

•	Future commodity demand and pricing;

•	Environmental and political acceptance of the Project;

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•	Variance in capital and operating costs; and

•	Mine and mineral processing recovery and dilution.

Specifically, the Project should anticipate, based on the experience in the area, some level of public opposition given its geographical location. This opposition could lead to permitting delays, increased legal costs, or otherwise affect the Project’s development timeline. NuFuels holds a Source Materials License and that license has been upheld through the legal system. This sets a positive precedent for uranium mine development in New Mexico.

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4.	Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Project is located on the northern flank of an unnamed mountain range which consists of plateaus and steep, incised canyons, just northwest of the Continental Divide. The Property lies north of the Puerco River and Hosta Butte, the two most prominent geographic features in the area. The mountain peaks are as high as 7900 feet within two miles south of the Property with elevations in the immediate project area of about 6700 feet above mean sea level. Vegetation consists of low desert sage, pinion pines, and thin grasses in an arid, high desert climate. The Project is generally accessible year-round, although access to the Hosta Butte portion of the Project would be more difficult in the winter and/or following precipitation events which saturate the soils.

The Project is accessed from the south by Highway 371 and from the north by Highway 57 at Crownpoint, New Mexico. Highway 9 goes west from Crownpoint, just to the north of the project area. Paved secondary roads provide access to the NuFuels facility on SE ¼ of Section 24. From the NuFuels facility the Hosta Butte portion of the Project is accessible via a county gravel road which turns to the south approximately 2 miles west of Crownpoint. The road continues east becoming a private dirt road then turns to the north in Section 11 and continues to the project area.

The largest nearby population center is Albuquerque, New Mexico, with an approximate population of 565,000 residents. Albuquerque is located approximately 100 miles to the east on Highway 40 and provides a transportation and supply hub for the area. Grants, New Mexico is approximately 50 miles east of the Project and Gallup, New Mexico lies approximately 50 miles to the west. The Project is approximately 10 miles from the Navajo Reservation and is situated on the west and southwest of the small town of Crownpoint.

In the 1970’s a mine site was developed by Conoco and several warehouse and office buildings were constructed in SE ¼ of Section 24, T17N, R13W on the lands now controlled by NuFuels and within the mineral holdings of Verdera. As part of the original mine three shafts were sunk and the original mine plan called for underground extraction with surface processing. These concrete lined shafts were subsequently sealed by reinforced concrete caps..

Physiography and Climate

The Project is located on the Northwestern Plateau climatological subdivision of New Mexico. The region is semiarid continental, with the mean annual precipitation averaging 10.2 inches (NUREG - 1580, 1997). Precipitation typically is concentrated during summer and early fall, occurring as thundershowers of short duration. Approximately 50 percent of the precipitation falls in July through October. The mean monthly rainfall during the remainder of the year totals only 0.5 inches. Temperatures in the region are represented by data from the nearby Crownpoint station. Because of the relatively high elevation of the project area, temperatures greater than 90°F occur infrequently, only 12 times per year on average. The extreme maximum temperature recorded at Crownpoint is 97°F. Because of the high elevation and relatively infrequent cloud cover in the project area, radiant cooling is substantial and results in an average of 143 days of the year with temperatures below freezing. Extremely low temperatures are rare, with the lowest on record being - 17°F. The mean annual temperature is 51°F. The coldest month is January, and the warmest month is July. The frost-free growing season lasts 140 days, extending from early May to early October. The mean freeze-free period lasts about 22 days longer than the growing season. However, large variations in the freeze dates occur from year to year.

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Maximum precipitation occurs during the summer thunderstorm season. The data indicates that approximately one-half of the annual precipitation total falls during July, August, and September. Most of the winter precipitation occurs as snow. Based on mean snowfall estimates for nearby locations, including Crownpoint, and on actual 1975 snowfall amounts for Gallup and Chaco Canyon National Monument, the estimated yearly average snowfall for the project area is 26 inches. Figure 4.1 displays general climatic conditions for the project area.

Figure 4.1 - Average Climate in Crownpoint, New Mexico

(http://www.city-data.com/city/Crownpoint-New-Mexico.html#ixzz1u3xghRzR)

Infrastructure

Within the Crownpoint portion of the Project there is line power and telephone service. Access to the site is available on paved public roads and there is a local airport in Crownpoint. The Hosta Butte site is more remote and would require the development of access and utilities.

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In the 1980’s Conoco developed the infrastructure to support underground mining within the Crownpoint area of the Project. This included the sinking of 3 mine shafts, mine water treatment facilities, offices, shops, warehousing, and related facilities and appurtenances. At that time the infrastructure was adequate to support Conoco’s operation. The facility has been well maintained and, although the mine shafts have been capped at the surface, the remaining infrastructure to support mine development is in place. The remaining infrastructure is on lands held by NuFuels within Verdera’ mineral holdings in Section 24, T17N, R13W.

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5.	History

The Property is part of the checkerboard of deeded railroad sections, which include surface and mineral rights. Congress chartered the Atlantic and Pacific Railroad Company (the "A&P") in 1866. The A&P was purchased in bankruptcy proceedings by the St. Louis-San Francisco Railway Company, commonly called the "Frisco." Frisco and the Atchison Topeka and Santa Fe Railway Company formed a joint venture in 1880 and used the old A&P charter to build a railroad line, acquiring millions of acres of federal grant fee lands in New Mexico and Arizona with surface and mineral rights. Frisco incorporated New Mexico and Arizona Land Company (NZ) in 1908 in what the Territory of Arizona was then to hold its grant lands until they could be sold.

Uranium was discovered on the grant lands in New Mexico in 1968. Conoco and Westinghouse initially explored and developed this property for underground mining in the late 1970s. Three shafts were developed on the Section 24 location. The properties were explored extensively and had also been subjected to extensive successful ISR pilot testing by Mobil Oil Company in the 1970’s on the nearby Section 9, T16N, R13W. With falling demand and prices in the uranium sector in the 1980’s, Conoco elected to close the operations and cap the shafts. All the facilities and data were maintained and have been acquired by NuFuels.

While these former owners of the project did development for the project, no production has ever occurred on the property.

In the 1980's, NZ turned its principal focus from rural to urban real estate investment and development. After a period of aggressive real estate investing, NZ expanded into bridge financing of real estate. New emphasis was placed on the liquidation of NZ's historic assets.

After a series of mergers and changes in controlling parties, Robert M. Worsley purchased the remaining rural assets in March 2002. The original incorporated name of NZ was retained and formed into a limited liability corporation. NZU was spun off to control the lands in the uranium trend of New Mexico and Arizona in 2002 (Pelizza, 2004).

As described in Section 3, Chain of Title, an Option Agreement was executed between NZU and Tigris in May 2010. The Option Agreement with NZU was for the acquisition by Tigris of a 60% Interest in the Crownpoint Property, SE ¼ of Section 24, and 100% of the Hosta Butte Property, the Crownpoint Properties located in Section 19 and 29. The remaining 40% interest in the Crownpoint Section 24 property is held by NuFuels. (https://laramide.com/projects/crownpoint-churchrock-uranium-project). In May 2011, Tigris, a subsidiary of enCore, exercised its option for the mineral rights and therefore owned the mineral rights outright before their transfer to NME, a wholly owned subsidiary of enCore, pursuant to an internal reorganization.

On March 18, 2025 Verdera entered into a share purchase agreement with enCore for the acquisition of NME BC, a wholly-owned subsidiary of enCore and owner of NME, which holds multiple uranium projects in New Mexico including Crownpoint and Hosta Butte projects.

Verdera issued 50,000,000 Shares to enCore, representing approximately 73% of current issued and outstanding shares of Verdera. enCore received a 2% net proceeds royalty on uranium and a 2% net smelter returns royalty on other minerals extracted and sold from the properties and a non-refundable cash payment of US$350,000. The resulting aggregate royalty on the projects is thus 5%. The acquisition closed on April 9, 2025.Historical mineral resources estimates for the property are known in the vicinity, but the authors are unaware of any historical estimates specific to the current holdings. The reader is therefore directed to the current resource estimate.

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6.	Geological Setting and Mineralization

Regional Geologic Setting

Uranium mineralization within the Project at Crownpoint and Hosta Butte areas are in the Grants Uranium Region. The Grants Uranium Region is located in northwestern New Mexico and is part of the Colorado Plateau physiographic province. The Grants Uranium Region has been a prolific producer of uranium in the United States (McLemore and Chenoweth, 1991). With production as early as 1948, over 347 million lbs U3O8 has been produced from the region mainly during the years 1953 through 1990.

Regional subsidence has preserved about 3,000 feet of Triassic, Jurassic, and Cretaceous Sediments in the San Juan Basin. Stratigraphically, this series of sediments accumulated as a major transgressive sequence. The Triassic dominantly contains aeolian massive cross-bedded dune sands that continued into the early Jurassic period. In the late Jurassic, major uplifts occurred to the west in the vicinity of the present Mogollon rim of Arizona causing deposition of massive arkosic, alluvial-fan deposits across northeastern Arizona and into northwestern New Mexico.

The Westwater Canyon member of the Morrison formation contains the majority of uranium deposits in the region and was emplaced during this type of depositional regime. During deposition of this regional alluvial-fan, abundant volcanic activity also occurred which were deposited as interbedded tufts over the entire area of the San Juan Basin. At the beginning of the Cretaceous, a major subsidence occurred throughout the Rocky Mountain Geosyncline and Cretaceous seas that transgressed the Jurassic continental deposits. During the Jurassic period abundant vegetation was present. Decay of vegetation produced humic and fulvic acids, which then migrated and were concentrated in channel sands upon burial. In addition to the vegetal material, volcanic tufts that were deposited within the sands yielded uranium into the groundwater. Where reductants and humate concentrated, uranium was reduced, adsorbed, and precipitated from the groundwater resulting in the concentration of mineralization.

Through subsequent uplift and remobilization of groundwater, oxidized solutions re-mobilized the uranium in and concentrated it into rolls or stacked mineralized zones during both the Cretaceous and Tertiary. The Westwater Canyon Member shows a regional pattern of alteration from hematite at a distance from the redox front to limonite in proximity to the front, and finally pyrite at and behind the front.

Structure

The sedimentary rocks of the San Juan Basin form a gently dipping monocline in the Grants-Gallup area known as the Chaco Slope (Brister and Hoffman, 2002). The beds generally dip to the north with localized variations due to undulations and minor deformation. The beds in the project area are gently dipping to the north. Stratigraphic correlations of drill logs, by the authors, show the dip at both the Crownpoint and Hosta Butte areas to be about 3 degrees to the north northeast. There is a mapped fault in the extreme southeast portion of Section 3, T16N, R13W which displaces mineralization in the Hosta Butte area. No significant faulting was observed based on stratigraphic correlations in the Crownpoint area of the Project.

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Local Geology

Figure 6.1 – Geologic Map, shows the regional surficial geology in the vicinity of the Project. At both the Crownpoint and Hosta Butte area within the Project surficial exposures are Cretaceous in age. The Jurassic Morrison Formation, which is the primary uranium host, is found at depth within the immediate project area but is exposed approximately 25 miles to the south of Crownpoint.

Figure 6.2 – Type Log, shows the subsurface stratigraphy. This Type Log is from Section 24, T17N, R13W. The Cretaceous Mancos Shale Formation is exposed at the surface and persists to a depth of approximately 1,600 feet to the contact with the Cretaceous Dakota Formation. The Mancos Shale is dominantly a shale unit but also contains sandstone and coal members.

The Cretaceous Dakota Formation overlies the Morrison Formation and consists of fine to medium grained, well sorted sandstone with siltstone and shale interbeds. The Formation is about 160 feet thick and occasionally hosts uranium mineralization (McCarn, 1997). Within the Project area the Dakota Formation unconformably overlies the Brushy Basin Shale Member of the Morrison Formation which in turn overlies the Westwater Canyon Member. The Type Log, Figure 6.2 shows the Brushy Basin is about 70 feet thick and consists mostly of mudstone with thin sandstone lenses.

The Westwater Canyon member of the Morrison Formation is the principal host of uranium mineralization in the vicinity of the Project. The Type Log, Figure 6.2, shows the Westwater Canyon to be approximately 360 feet thick. The Westwater Canyon member is conformably underlain by the Recapture Shale member of the Morrison Formation. Generally drilling within the Project extended into but did not fully penetrate the Recapture Shale.

The authors reviewed the geologic and lithologic drill hole logs, as well as internal geologic reports and cross sections, for the Crownpoint and Hosta Butte areas of the Project. Based on this review the authors concluded:

•	That the individual stratigraphic units at the site are persistent and strongly correlate both at the scale of the various formations and members thereof and within the Westwater Canyon member.

•	The contact between the Dakota and Brushy Basin and the central shale unit referred to as the CP shale were used as primary stratigraphic markers.

•	The sand unit immediately above the CP shale was designated the B sand and the sand unit immediately below the CP shale was designated C sand with the upper most sand in the Westwater being designated the A sand and the lowest sand designated the D sand.

•	That while the major sand units could be further subdivided, for the purposes of estimating mineral resources use of the major sand breaks provided adequate geologic definition and separation of the zones on mineralization.

Mineralization

As described below, the mineral deposits at Crownpoint and Hosta Butte are roll-front deposits in which uranium mineralization is concentrated at the boundary of oxidized and reduced sandstone units (i.e. redox front) within the host formation. Figure 6.11 shows the known and/or projected location of the redox fronts in the general project area. The Crownpoint and Hosta Butte areas occur along sub-parallel redox fronts within the Westwater Canyon and are separated by 2 to 3 miles in which the Westwater Canyon is characteristically oxidized and absent mineralization. Mineralization is locally controlled by stratigraphic variations in the individual zones affecting permeability and consequent ground water flow and geochemical conditions relating to the presence or absence of reductant.

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Figure 6.1 - Geologic Map

GEOLOGY MAP
T.18N.,R.14W.
T.18N.,R.13W.
T.18N.,R.12W.
T.18N.,R.11W.
HWY 371
Kpl
Kmu
17
CROWNPOINT
Crownpoint
Kcc
T.17N.,R.14W.
T.17N.,R.13W.
T.17N.,R.12W.
T.17N.,R.11W.
Kms
371
Kph
Kmm
T.16N.,R.14W.
T.16N.,R.13W.
T.16N.,R.12W.
T.16N.,R.11W.
Kg
Kmd
Kml
T.15N.,R.14W.
T.15N.,R.13W.
T.15N.,R.12W.
T.15N.,R.11W.
Jm
Tnb
Jsr
T.14N.,R.14W.
T.14N.,R.13W.
T.14N.,R.12W.
T.14N.,R.11W.
Trc
Thoreau
INTERSTATE 40
Qa
1 inch = 4 Miles
Verdera ENERGY

LEGEND

Township / Range line

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Figure 6.2 - Type Log

SECTION 24
TYPE LOG
Upper Cretaceous
Mancos Shale
Two Wells Tongue of the Dakota Sandstone Member
White Water Arroyo Tongue of the Mancos Shale
Dakota Sandstone
Unconformity
Upper Jurassic
Morrison Formation
Brushy Basin Member
A Zone
B Zone
CP Shale
C Zone
HJ Shale
D Zone
DP Shale
Interbedded Sandstone and Shale
Westwater Canyon Sandstone Member
Recapture Shale
Verdera
ENERGY

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Crownpoint Area

The Crownpoint database represents down hole data from a total of 482 drill holes of which 93 are barren and the remaining 389 drill holes contain mineralization above the minimum cutoff of 0.02 % eU3O8. Within the 389 mineralized drill holes, 873 individual intercepts were present. Figure 6.3 – Crownpoint Drill Hole and Cross Section Location Map, shows the surface or plan location of drill holes within the Crownpoint area of the Project along with the location of selected cross sections which display the subsurface geology and mineralization in profile. Refer to Figures 6.4 through 6.6 for Crownpoint cross sections.

The historic database, used as the primary data source, consists of eU3O8 radiometric data by half foot increments which was originally developed by Conoco and has been verified by the authors. For the mineral resource model and estimation, the data was screened. Mineralized intercepts were diluted to a minimum thickness of 2 feet. After dilution only those intercepts having minimum grade of 0.02 % eU3O8 and a minimum GT of 0.10 were used in the estimation. A summary of mineralization reflected in the drill holes follows.

Mineralization Thickness and Grade

Crownpoint mineralized thickness ranges from the minimum of 2 feet to over 40 feet. Average thickness of all intercepts was 7.6 feet. Average GT of all intercepts was 0.77 ft%. Grade varies from the minimum grade cutoff of 0.02 % eU3O8 to a maximum grade by intercept of 0.38 % eU3O8. However, individual half foot grades did exceed 2% eU3O8. Individual mineralized trends may persist for several thousand feet with trend width typically in the range from 100 up to 400 feet.

Mineralization in Section 24, T17N, R13W, occurs in all four of the major zones within the Westwater Canyon (Refer to Figure – 6.7 and Figures 11.2 through 11.9 GT and T maps).

•	A zone mineralization is weaker compared to other zones and trends generally east-west.
•	B zone mineralization is strong trending generally from northwest to southeast.
•	C zone mineralization is strong and exhibits a distinct northwest to southeast trend.
•	D zone is the strongest of the mineralized trends and exhibits two trends one sub parallel to the B and C trends and the other roughly perpendicular trending from southwest to northeast.
•	Mineralization in Section 19, T17N, R12W, occurs within the B, C, and D zones, (Figure – 6.2 and Figures 11.2 through 11.9 GT and T maps).
•	The A zone contains some mineralized intercepts, but they are insufficient in magnitude and extent for mineral resource estimation.
•	B and C zone mineralization is prevalent in the southwest portion of section 19 and is continuous with mineralization in Section 24.
•	D zone mineralization is stronger and more continuous than the other mineralized trends, exhibits a distinct northwest to southeast trend, and in continuous with mineralization in Section 24.
•	In the authors’ opinion, the B, C, and D mineralized trends likely do extend into the adjacent Section 30, T17N, R12W. However, Section 30 is withdrawn from mineral exploration and there is no direct drill hole data available to confirm this opinion.

Mineralization in Section 29, T17N, R12W, occurs in all four of the major zones within the Westwater Canyon (Refer to Figure – 6.9 and Figures 11.2 through 11.9 GT and T maps).

•	A zone mineralization is strong and has a pronounced east-west trend.
•	B zone mineralization is strong trending from northwest to southeast.

26

•	C zone mineralization exhibits two sub-parallel trends trending from northwest to southeast.
•	D zone mineralization in Section 29 is weaker than that of either Section 24 or 19 but does reflect the same northwest to southeast trend sub-parallel to both the B and C trends in the section.

Hosta Butte Area

The Hosta Butte database set represents down hole data from a total of 135 drill holes. Of those 135 drill holes 42 were barren and 93 of the drill holes contained mineralization meeting cutoff criteria as described for the Crownpoint area. Within the 93 mineralized drill holes, 155 individual intercepts were present.

Figure 6.7 – Hosta Butte Drill Hole and Cross Section Location Map, shows the surface or plan location of drill hole within the Hosta Butte area of the Project along with the location of selected cross sections which display the subsurface geology and mineralization in profile. Refer to Figures 6.8 and 6.9 for Hosta Butte cross sections.

Mineralization Thickness and Grade

Hosta Butte mineralized thickness ranges from the minimum of 2 feet to over 33 feet. Average thickness of all intercepts was 7.4 feet. Average GT of all intercepts was 0.83 ft%. Grade varies from the minimum grade cutoff of 0.02 % eU3O8 to a maximum grade by intercept of 0.52 % eU3O8. However, individual half foot grades did exceed 2% eU3O8. Individual mineralized trends may persist for 2,000 thousand feet or more along trend with a width typically in the range of 100 to 300 feet.

Mineralization in Section 3, T16N, R13W, occurs in the B, C, and D zones within the Westwater Canyon (Refer to Figure – 6.7 and Figures 11.10 through 11.17 GT and T maps).

•	The A zone contains some mineralized intercepts, but they are insufficient in magnitude and extent for mineral resource estimation.
•	B zone mineralization is much weaker than the C and D zones and appears to be concentrated in pods rather than elongated trends.
•	C zone mineralization is strong and exhibits a distinct northeast to southwest trend.
•	D zone is the stronger of the mineralized trends within the section. The D zone exhibits a generally north south trend and is stacked with the C zone in the central portion of the section.

Additional Areas of Mineralization - Hosta Butte Sections 9 and 11, T16N, R13W

Drilling on Sections 9 and 11 demonstrate the presence of uranium mineralization, but these areas are not yet adequately defined to support a CIM compliant mineral resource estimate. However, drill data from these sections do demonstrate that the host formation, the Westwater Canyon member of the Morrison Formation, is present and gamma anomalies are present in both sections. Of the 14 holes for which data is available for Section 9, T16N, R13W, 6 have anomalous mineralization in some cases up to 10 feet thick, however, the highest grade encountered was 0.029 % eU3O8.

On Section 11, T16N, R13W, data is available from 31 drill holes that shows:

•	Mineralization on Section 11 is most prevalent in the B and D zones.
•	11 barren drill holes
•	7 are mineralized but have less than 0.10 ft% GT
•	13 with grade > 0.02 % eU3O8 and GT > 0.10 ft%
•	Of these 13 mineralized holes 4 exceed a GT of 1.0 ft%
•	The best drill hole contains 10.5 feet of mineralization at a grade of 0.234 % eU3O8

27

Figure 6.3 - CP Drill Hole and Cross Section Location Map

LEGEND
DRILL HOLE COLLARS
VERDERA OWNERSHIP
VERDERA/ HRI OWNERSH
CROSS SECTION
CROSS SECTION COLLAR
1 inch = 1000'
T17N, R 12/13W
ion 24
Section 19
Section 20
ion 25
Section 30
Section 29
R13W
R12W
T17N
C1
C2

28

Figure 6.4 – Crownpoint Cross Section C1

CROSS SECTION C1-C1'

C1
24-117
24-64
24-12
24-69
24-92
24-9
C1'

Sections 19 & 24 Cross Section

LEGEND

ZONE "A"

ZONE "B"

CP SHALE

ZONE "C"

ZONE "D"

SCALE:
HORIZONTAL - 1"=250'
VERTICAL - 1"=250'

Verdera ENERGY

29

Figure 6.5 – Crownpoint Cross Section C2

CROSS SECTION C2-C2'

C2
C2'
29-59
29-229
29-17
29-3
29-57
29-20
29-35

Section 29 Cross Section

LEGEND

	ZONE "A"
	ZONE "B"
	CP SHALE
	ZONE "C"
	ZONE "D"

SCALE:
HORIZONTAL - 1"=250'
VERTICAL - 1"=250'

Verdera ENERGY

30

Figure 6.6 – Crownpoint Cross Section C3

31

Figure 6.7 – Hosta Butte Drill Hole and Cross Section Location Map

Section 34
Section 35
T17N
T16N
LEGEND
DRILL HOLE COLLARS
VERDERA OWNERSHIP
CROSS SECTION
CROSS SECTION COLLARS
500'
0
250'
1 inch = 500'
T16/17N, R13W
Section 20
H1'
H2
H1
H2'
Section 3
Section 4
Section 2
Section 9
Section 10
Section 11

32

Figures 6.8 - Hosta Butte Cross Section H1

CROSS SECTION H1–H1'

LEGEND

- ZONE "A"
- ZONE "B"
- CP SHALE
- ZONE "C"
- ZONE "D"

SCALE:
HORIZONTAL - 1"=350'
VERTICAL - 1"=350'

Verdera ENERGY

33

Figures 6.9 - Hosta Butte Cross Section H2

CROSS SECTION H2–H2’

H2
H2'

LEGEND

- ZONE "A"
- ZONE "B"
- CP SHALE
- ZONE "C"
- ZONE "D"

SCALE:
HORIZONTAL - 1"=300'
VERTICAL - 1"=300'

Verdera ENERGY

34

Additional Areas of Mineralization - Hosta Butte Sections 9 and 11, T16N, R13W

Drilling on Sections 9 and 11 demonstrate the presence of uranium mineralization, but these areas are not yet adequately defined to support a CIM compliant mineral resource estimate. However, drill data from these sections do demonstrate that the host formation, the Westwater Canyon member of the Morrison Formation, is present and gamma anomalies are present in both sections. Of the 14 holes for which data is available for Section 9, T16N, R13W, 6 have anomalous mineralization in some cases up to 10 feet thick, however, the highest grade encountered was 0.029 % eU3O8.

On Section 11, T16N, R13W, data is available from 31 drill holes that shows:

•	Mineralization on Section 11 is most prevalent in the B and D zones.
•	11 barren drill holes
•	7 are mineralized but have less than 0.10 ft% GT
•	13 with grade > 0.02 % eU3O8 and GT > 0.10 ft%
•	Of these 13 mineralized holes 4 exceed a GT of 1.0 ft%
•	The best drill hole contains 10.5 feet of mineralization at a grade of 0.234 % eU3O8

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35

Deposit Types

Mineral deposits within the project area have been described in the literature as re-distributed uranium mineralization, secondary, and roll-type uranium mineralization. (McLemore, 2010). Mineralization is discordant, asymmetrical, and irregularly shaped and is typically elongated parallel to depositional features. Varying rates of ground water flow controlled by sedimentary facies changes in each stratigraphic zone in the Westwater Canyon produced staked mineralized zones near one another, but not necessarily vertically above or below one another (Peterson, 1980). Mineralization may be found as irregular pods or as the classic c-shaped roll-fronts as depicted in the following figure.

Figure 6.10 – Typical Roll Front

Ground water movement
in permeable sandstone
Secondary roll-
front
Molybdenite, pyrite,
calcite
Diagenetic U
Mineralization (not
essential to form
roll-front deposit)
Hematite, limonite
(magnetite) core
Siderite,
goethite, S
Uraninite, pyrite, Se
permeable
Oxidized rocks
(diagenetic hematite
and limonite)
Reduced sandstone
(diagenetic pyrite, marcasite,
calcite, organic material)
60 to 300 ft
semipermeable
sandstone or shale
From Nash et al. (1981) and Devoto (1978)

(From McLemore, 2010)

Referring to Figure 6.11 (McLemore and Chenoweth, 1991), oxidation and reduction zones are shown for the project area in general and the Crownpoint and Hosta Butte areas specifically. In the intervening area between the Crownpoint and Hosta Butte mineralization the host formation is oxidized. The Crownpoint and Hosta Butte mineralization occurs along separate redox fronts which are sub-parallel to one another and trending generally from southeast to northwest.

36

Figure 6.11 – Oxidation/Reduction Boundaries

CONOCO CROWNPOINT
MINERALIZED ZONE
CROWNPOINT AREA
REDOX FRONT
MINERALIZED ZONE
CROWNPOINT AREA
HWY 371
REDOX FRONT
MINERALIZED ZONE
HOSTA BUTTE AREA
22
23
24
19
20
21
27
26
25
30
29
28
35
36
31
32
33
34
2
1
3
R.13W.
R.12W.
T.17N.
T.16N.
LEGEND
T&R LINE
SECTION LINE
PRIMARY ROAD / ACCESS
SECONDARY ROAD / ACCESS
MINERAL HOLDINGS
MINERALIZED ZONE
INFERRED CONTACT
REDOX FRONT
3,000'
0
1,500'
3,000'
1 inch = 3,000'
Note:
Data obtained from
Mclemore and Chenoweth, 1991.
BRS ENGINEERING
OXIDATION / REDUCTION BOUNDARIES
SCALE: 1"=2,000'
DATE: 5/8/12
DRAWN BY: CDS
CROWNPOINT / HOSTA BUTTE
URANIUM PROJECT
REVISION DATE: 2/25/2025
CAD FILENAME:
DWG. NUMBER: 6.11
Verdera ENERGY

37

7.	Exploration

To the authors’ knowledge, no relevant exploration work has been conducted on the property in recent years. In the Project area uranium mineralization is at depths more than 1,500 feet from the surface. The deposition of mineralization is stratigraphically and geochemically controlled. These depositional characteristics are not easily discoverable at depth by other exploration techniques other than drilling.

Verdera has not completed any added drilling or other form of exploration on the Project.

Data available for the preparation of this report included historic data developed by previous owners of the property, predominantly Conoco Minerals Corp. in the 1970’s. This data was verified by the authors, as described in Section 9 of this report, and is considered reliable for the purposes of estimating mineral resources.

Drilling within the Crownpoint area focused on portions of three sections 19 and 29, T17N, R12W and Section 24 T17N, R13W. Within the Crownpoint area 482 rotary drill holes and 37 core holes were completed. Refer to Figure 6.3 - Crownpoint Drill Hole and Cross Section Location Map.

Drilling within the Hosta Butte area also included three sections, 3, 9, and 11, T16N, R13W. However, the drilling at Hosta Butte focused primarily on Section 3 with 133 rotary holes and 2 cores holes completed. In Sections 9 and 11, T16N, R13W, 14 rotary drill holes and 32 rotary drill holes were completed, respectively. Refer to Figure 6.7 – Hosta Butte Drill Hole and Cross Section Location Map

All drill holes were logged with downhole geophysical logging equipment for natural gamma, resistivity, and spontaneous self-potential (SP). Select intervals in the core holes were selected for chemical assay. Sample handling and analytical procedures employed for core samples are described in Section 8 of this report. Portions of the cores have been preserved and have been donated to the Core Research Center (CRC) of the United States Geological Survey (USGS) located at the Denver Federal Center, Denver, Colorado. Select cores were examined by the author in preparation of this report, as discussed in Section 12 of this report.

All drilling was vertical. The formation is relatively flat lying (refer to Section 6) dipping at about 3 degrees to the north northeast. Downhole drift surveys were completed on most of the drill holes and were reviewed by the authors. Generally, the drill holes tended to drift slightly to the south southwest and perpendicular to the regional dip. The maximum downhole drift observed in review of the drill data was approximately 30 feet in holes completed to approximately 2,500 feet. True depth corrections were made in the drill hole data bases for the project areas. The depth correction was on the order of 10 feet for a 2,000-foot drill hole. Given that the drilling was vertical or near vertical and with a formational dip of 3 degrees or less the thickness of mineralization as measured from the geophysical logs is below 1 percent less the true thickness and was not corrected for while estimating mineral resources.

Crownpoint Area

The Crownpoint data set is composed of a total of 482 drill holes of which 93 are barren and the remaining 389 drill holes contain mineralization above the minimum cutoff. Within the 389 mineralized drill holes, 873 individual intercepts were present. Drill hole spacing within the areas of mineral resource were a nominal average of 150 feet. The historic database, used as the primary data source, consists of eU3O8 radiometric data by half foot increments which was originally developed by Conoco and has been verified by the authors. The dataset was screened for the mineral resource estimation. Mineralized intercepts were diluted to a minimum thickness of 2 feet. Following dilution only those intercepts having minimum grade of 0.02 % eU3O8 and a minimum GT of 0.10 ft% were used in the estimation. A summary of mineralization reflected in the drill holes follows.

38

Mineralization Thickness and Grade

Crownpoint mineralized thickness ranges from the minimum of 2 feet to over 40 feet. Average thickness of all intercepts was 7.6 feet. Average GT of all intercepts was 0.77 ft%. Grade varies from the minimum grade cutoff of 0.02 % eU3O8 to a maximum grade by intercept of 0.38 % eU3O8. However, individual half foot grades did exceed 2% eU3O8. Individual mineralized trends may persist for several thousand feet along trend with a width typically in the range from 100 up to 400 feet.

Hosta Butte Area

The Hosta Butte data set is composed of a total of 135 drill holes. Of those 135 drill holes, 42 were barren and 93 of the drill holes contained mineralization meeting cutoff criteria as described for the Crownpoint area. Within the 93 mineralized drill holes, 155 individual intercepts were present. Drill hole spacing within the areas of mineral resource were a nominal average of 250 feet.

Mineralization Thickness and Grade

Hosta Butte mineralized thickness ranges from the minimum of 2 feet to over 33 feet. Average thickness of all intercepts was 7.4 feet. Average GT of all intercepts was 0.83 ft%. Grade varies from the minimum grade cutoff of 0.02 % eU3O8 to a maximum grade by intercept of 0.52 % eU3O8. However, individual half foot grades did exceed 2 % eU3O8. Individual mineralized trends may persist for 2,000 thousand feet or more along the trend having a width typically in the range of 100 to 300 feet.

Additional Areas of Mineralization - Hosta Butte Sections 9 and 11, T16N, R13W

Drilling on Sections 9 and 11 demonstrate the presence of uranium mineralization, but these areas are not yet adequately defined to support a SEC compliant mineral resource estimate. However, drill data from these sections do demonstrate that the host formation, the Westwater Canyon member of the Morrison Formation, is present and gamma anomalies are present in both sections.

Verdera has not completed any added drilling or other form of exploration on the Project.

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39

8.	Sampling Preparation, Analyses, and Security

The majority of the sample data available for the evaluation of resources for the Project is historic geophysical log data. The original geophysical logs have been preserved and were reviewed by the authors. Section 9 discusses verification of the data.

With respect to historic core handling procedures, written procedures for core handling and sample analysis were available along with the original core data records and assay sheets. The cores were split through the zones of interest determined by the geophysical logs and scanning of the cores with a scintillometer. All the samples were assayed using either a Beta Gamma Scaler or an X-ray fluorescence spectrometer at the mine site. Quality control of the on-site assay equipment was provided through an independent laboratory, Hazen Research, which completed fluorometric analysis of select samples including many of the higher-grade samples. Original assay sheets were available for 32 of the 35 cores holes.

The cores were donated to the USGS Core Research Center (CRC) located at the Denver Federal Center in Lakewood, Colorado. The author, Beahm, visited the CRC on May 7, 2012 and reviewed the cores and selected 20 samples from core holes geographically distributed within the Project. The selected samples were sealed in plastic sample bags and labeled by hole, depth, and original sample number. A record of this information was also created. On the same day the samples were taken, they were shipped by the principal author via Federal Express to Intermountain Labs (IML) in Sheridan, Wyoming for assay. IML confirmed delivery with a chain of custody by noon the following day. IML is a certified laboratory. Results of the confirmatory assays are provided in Section 9.

In addition to being able to examine the cores at the CRC, the author was able to observe how the cores were preserved. Each half foot of core was sealed in plastic. The bags were labeled for each sample with hole number and depth and stored in core boxes each containing approximately 10 feet of core. The core boxes were also labeled as to hole number and depth. Lost core intervals were marked with wooden blocks which recorded the lost interval. In many of the mineralized zones the bulk of the core was consumed by metallurgical testing. For these portions of the core, approximately 100 grams of prepared sample was preserved in a re-sealable envelope. The envelopes were labeled with hole number and sample number. All sample numbers were unique.

Note that the availability of cores at the CRC can be searched on their website (https://www.usgs.gov/core-research-center). When doing this the core intervals which contained the mineralized zones are not listed. Special permission is needed to examine the cores in their “Hot Room” and access to this portion of the cores required knowledge of the specific zones of interest and the respective hole and core box number.

In the authors’ opinion, sample preparation, security, and analytical procedures are reliable and adequate.

40

9.	Data Verification

Crownpoint

Refer to Figure 9.1- Crownpoint Verification of the Radiometric Database.

Drill cores were donated to the USGS Core Research Center (CRC) located at the Denver Federal Center in Lakewood, Colorado. The author, Beahm, visited the CRC on May 7, 2012 and reviewed the cores and selected 20 samples from core holes geographically distributed within the Project. The selected samples were sealed in plastic sample bags and labeled by hole, depth, and original sample number. A record of this information was also created. On the same day the samples taken the author were shipped by Federal Express to Intermountain Labs (IML) in Sheridan, Wyoming for assay. PACE (aka IML) confirmed delivery with a chain of custody by noon the following day. IML is a certified laboratory according to the American Association for Laboratories Accreditation ISO/IEC 17025-2005, certification number 1971.01. Results of the confirmatory assays are provided in Section 12.

In addition to being able to examine the cores at the CRC, the author was able to observe how the cores were preserved. Each half foot of core was sealed in plastic. The bags were labeled for each sample with hole number and depth and stored in core boxes each containing approximately 10 feet of core. The core boxes were also labeled as to hole number and depth. Lost core intervals were marked with wooden blocks which recorded the lost interval. In many of the mineralized zones the bulk of the core was consumed by metallurgical testing. For these portions of the core, approximately 100 grams of prepared sample was preserved in a re-sealable envelope. The envelopes were labeled with hole number and sample number. All sample numbers were unique.

Note that the availability of cores at the CRC can be searched on their website (https://www.usgs.gov/core-research-center). When doing this the core intervals which contained the mineralized zones are not listed. Special permission is needed to examine the cores in their “Hot Room” and access to this portion of the cores required knowledge of the specific zones of interest and the respective hole and core box number.

To independently verify the historic electronic database, a sampling of the geophysical logs, including all the core holes, was interpolated using the half amplitude method (Dodd, 1967). The tabulation and correlation, Figure 12.1, shows the comparisons for 37 drill holes containing 104 mineralized intercepts. The correlation includes application of the appropriate K Factor, deadtime, and water factor. The results are predictable in that the half amplitude method more precisely defines the bed boundaries resulting in a lessor interpolated mineralized thickness than the computer routines. Both methods typically yield similar grade thickness (GT) and thus the half amplitude method has a slightly higher grade than the computer routine. The results for Crownpoint are that the independent analog interpretation yielded a total GT within 3% of the computer database. It is the author’s conclusion that use of the database will result in an estimation of mineral resources with essentially the same mineral content but with higher tonnage and lower average grade than would be obtained if all data was interpolated form the original logs.

The authors conclude that the electronic drill hole database available for the Crownpoint portion of the Project is reliable for the purpose of estimating mineral resources.

Hosta Butte

Refer to Figure 9.2 - Correlation of the Analog Radiometric Data to Historic Database.

41

The majority of the geophysical logs for Hosta Butte were completed by Conoco Minerals using company owned and operated logging units. A limited number of logs were completed by Geoscience Logging, a commercial vendor, but they represent less than 5% of the total logs. Conoco operated Mount Sopris logging units which were very common in the industry at the time exploration and development were active at these projects. Mount Sopris is still active in the industry as of January 2022. The author, Beahm, worked for two separate major uranium producers in the 1970’s and 80’s who operated Mount Sopris equipment and is very familiar with their operation and calibration procedures. While at the site the author met with a former operator of the logging units and discussed Conoco’s general procedures. The procedures included: 1) field calibration check of the equipment prior to the logging of each hole as documented on the logs, 2) routine calibration of the units at the Grants, New Mexico facility operated by the Department of Energy (DOE), and 3) full calibration of the units at the more extensive DOE facility in Grand Junction, Colorado whenever major changes were made to the units (new probes, cabling etc.). K factors, deadtimes, and water factors were recorded on all the internal calculation sheets and on many of the log sheets.

To independently verify the historic electronic database, a sampling of the geophysical logs, including all the core holes, was interpolated using the half amplitude method (Dodd, 1967). The tabulation and correlation, Figure 9.2, shows the comparisons for 20 drill holes containing 27 mineralized intercepts. The results are predictable in that the half amplitude method more precisely defines the bed boundaries resulting in a lessor interpolated mineralized thickness than the computer routines. Both methods typically yield similar grade thickness (GT) and thus the half amplitude method has a slightly higher grade than the computer routine. Initially the comparison was made using the appropriate corrections for K Factor, deadtime, and water factor. The initial results showed that the water factor had not been applied to the database. When the water factor was applied, the results for Hosta Butte show that the independent analog interpretation yielded a total GT within 1% of the computer database. It is the principal author’s conclusion that use of the database should be adjusted for the appropriate water factor (1.12). With this correction, the estimation of mineral resources—with essentially the same mineral content—yields an increase to the total eU3O8 pounds and average grade.

The author concludes that the electronic drill hole database available for the Hosta Butte portion of the Project is reliable for the purposes of estimating mineral resources.

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42

Figure 9.1 - Crownpoint Verification of the Radiometric Database

Drill hole	Analog Evaluation: Mineral Depth ft.	Thickness ft.	Grade % eU3O8	G X T Product	Database Evaluation: Mineral Depth ft.	Thickness ft.	Grade % eU3O8	G X T Product
19-167	2009.0	3.5	0.058	0.20	2009.0	5.0	0.042	0.21
19-167	2015.5	3.5	0.243	0.85	2015.0	5.0	0.166	0.83
19-167	2070.0	5.5	0.046	0.25	2077.5	7.0	0.039	0.28
19-168	1926.0	6.5	0.129	0.84	1927.0	6.0	0.151	0.91
19-168	1982.0	3.5	0.064	0.22	1982.0	5.0	0.051	0.25
19-168	1997.5	5.0	0.110	0.55	1998.5	5.5	0.099	0.55
19-11	2015.5	3.0	0.040	0.12	2016.0	2.0	0.023	0.05
19-11	2080.0	4.0	0.191	0.76	2079.0	6.5	0.106	0.69
19-11	2091.0	4.5	0.109	0.49	2089.5	7.0	0.062	0.43
19-11	2162.0	7.5	0.445	3.34	2161.5	8.0	0.414	3.31
19-12	1949.0	4.5	0.024	0.11	1950.0	1.5	0.021	0.03
19-12	2004.0	15.0	0.191	2.87	2003.0	16.0	0.159	2.55
19-12	2024.0	6.0	0.163	0.98	2019.0	11.0	0.090	0.99
19-12	2025.0	10.0	0.223	2.23	2030.0	15.5	0.134	2.00
19-93	2175.5	19.5	0.188	3.67	2174.0	23.5	0.163	3.83
19-93	2209.0	6.5	0.197	1.28	2190.0	14.5	0.096	1.39
19-94	1956.5	2.0	0.031	0.06	1956.5	2.0	0.040	0.08
19-94	2060.5	3.5	0.036	0.13	2060.5	3.5	0.034	0.12
19-94	2089.5	1.5	0.090	0.14	2089.0	2.0	0.065	0.13
19-94	2104.0	4.0	0.102	0.41	2105.5	5.5	0.068	0.37
19-95	2030.0	2.0	0.053	0.11	2030.5	2.0	0.039	0.08
19-95	2060.5	2.0	0.062	0.12	2060.5	2.0	0.055	0.11
19-95	2087.0	4.0	0.048	0.19	2087.0	3.5	0.047	0.17
19-95	2073.5	4.0	0.032	0.13	2073.5	4.5	0.024	0.11
19-96	1941.0	3.0	0.163	0.49	1939.5	5.5	0.079	0.43
19-96	1948.0	2.5	0.168	0.42	1947.5	6.5	0.071	0.46
19-96	2008.0	6.0	0.046	0.28	2007.5	6.5	0.039	0.25
19-96	2039.0	4.0	0.118	0.47	2038.0	5.5	0.080	0.44
19-97	2005.0	9.0	0.062	0.56	2004.0	10.0	0.055	0.55
19-97	2072.5	1.5	0.078	0.12	2072.5	2.0	0.046	0.09
19-97	2077.0	3.0	0.071	0.21	2076.5	4.0	0.050	0.20
24-33	1894.5	4.5	0.031	0.14	1894.1	5.0	0.035	0.17
24-33	1982.5	4.0	0.172	0.69	1970.1	11.0	0.112	1.23
24-58	2060.0	7.5	0.134	1.01	2057.5	10.5	0.096	1.00
24-58	2096.5	1.5	0.071	0.11	2085.0	2.0	0.044	0.09
24-58	2094.5	2.0	0.157	0.31	2092.9	3.0	0.085	0.25
24-59	2017.0	3.0	0.080	0.24	2018.4	5.0	0.044	0.22
24-60	2045.0	42.0	0.059	2.40	2045.0	42.1	0.057	2.41
24-61	2001.0	4.0	0.021	0.08	2000.9	2.0	0.022	0.04
24-62	2036.0	23.0	0.282	6.49	2073.9	20.9	0.324	6.76
24-63	1720.0	6.0	0.050	0.30	1720.1	6.0	0.033	0.20
24-63	1910.0	2.0	0.043	0.09	1914.9	2.5	0.025	0.06
24-63	1921.0	6.5	0.052	0.34	1919.9	8.0	0.042	0.33
24-63	1997.0	2.0	0.112	0.22	1998.2	3.0	0.061	0.18
24-155	1858.5	16.5	0.113	1.86	1857.0	22.0	0.093	2.05
24-155	1977.0	4.0	0.361	1.44	1972.9	8.0	0.172	1.38
24-155	2087.5	4.5	0.057	0.26	2086.9	6.0	0.041	0.25
24-156	2062.5	27.5	0.167	4.59	2050.2	41.0	0.127	5.22
24-157	1822.5	10.0	0.206	2.06	1817.8	15.0	0.155	2.32
24-157	1833.0	13.0	0.103	1.34	1833.3	14.0	0.098	1.37
24-157	1972.5	4.0	0.072	0.29	1971.3	6.0	0.049	0.29
24-157	1880.0	3.5	0.116	0.41	1880.8	5.5	0.063	0.34
24-157	1974.5	5.0	0.196	0.98	1973.7	6.0	0.168	1.01
24-32	1973.0	15.0	0.298	4.47	1965.0	22.0	0.229	5.04
24-32	1983.0	10.0	0.004	0.06	1982.3	11.0	0.068	0.75

Drill hole	Analog Evaluation: Mineral Depth ft.	Thickness ft.	Grade % eU3O8	G X T Product	Database Evaluation: Mineral Depth ft.	Thickness ft.	Grade % eU3O8	G X T Product
23-57	1909.5	12.5	0.129	1.61	1910.0	13.0	0.136	1.77
23-57	1951.0	2.0	0.054	0.11	1951.0	2.0	0.041	0.08
23-57	1970.0	2.5	0.100	0.25	1970.0	2.5	0.078	0.20
23-57	1980.5	2.5	0.085	0.21	1980.0	2.5	0.065	0.16
23-58	1834.5	4.5	0.074	0.33	1834.0	5.5	0.055	0.30
23-59	1964.0	2.5	0.122	0.31	1962.5	4.5	0.072	0.32
23-59	1972.0	6.0	0.073	0.44	1971.0	7.5	0.060	0.45
23-59	2119.0	4.5	0.100	0.45	2119.5	6.5	0.070	0.46
23-221	1776.0	9.0	0.046	0.41	1776.0	10.0	0.043	0.43
23-221	1790.0	9.0	0.199	1.79	1789.0	11.5	0.180	2.07
23-221	1831.0	1.5	0.047	0.07	1831.0	2.0	0.029	0.06
23-221	1835.0	6.5	0.085	0.55	1835.0	9.0	0.070	0.63
23-223	1916.5	14.5	0.338	4.90	1916.0	16.5	0.311	5.13
23-223	1930.0	3.0	0.083	0.25	1937.5	5.0	0.053	0.27
23-223	2013.0	4.5	0.209	0.94	2013.0	5.5	0.176	0.97
23-226	2115.0	4.0	0.196	0.78	2114.5	5.5	0.140	0.77
23-227	1701.0	2.0	0.046	0.09	1702.0	1.5	0.043	0.06
23-227	1014.0	5.5	0.094	0.52	1012.5	7.5	0.066	0.49
23-227	1037.0	6.0	0.107	0.64	1036.5	7.5	0.086	0.65
23-227	1898.0	2.0	0.135	0.27	1897.5	3.5	0.071	0.25
23-227	1917.0	8.0	0.206	1.65	1916.0	10.5	0.175	1.84
23-229	1936.5	3.5	0.099	0.35	1936.5	4.0	0.091	0.37
23-229	1950.0	5.5	0.215	1.18	1949.5	8.5	0.160	1.36
23-229	1961.0	3.5	0.101	0.36	1960.5	7.0	0.060	0.42
23-229	2018.0	6.0	0.110	0.66	2015.0	6.0	0.109	0.66
23-10	1924.5	2.5	0.147	0.37	1924.5	3.5	0.111	0.39
23-10	2024.0	2.0	0.100	0.20	2024.0	2.5	0.077	0.19
23-10	2036.0	1.5	0.064	0.10	2036.0	1.5	0.058	0.09
23-101	1850.5	4.5	0.180	0.81	1850.5	5.0	0.161	0.80
23-101	1862.0	3.0	0.099	0.30	1862.0	3.0	0.074	0.22
23-101	1919.0	1.0	0.191	0.19	1919.0	1.0	0.145	0.15
23-114	1908.0	3.5	0.109	0.38	1909.0	4.5	0.083	0.37
23-114	1913.0	5.5	0.085	0.47	1913.0	5.5	0.077	0.42
23-114	1975.0	2.0	0.139	0.28	1975.0	2.0	0.119	0.24
23-135	1965.0	10.0	0.170	1.70	1965.0	11.0	0.164	1.80
23-135	2004.5	7.5	0.041	0.31	2004.5	7.0	0.039	0.27
23-142	1766.0	11.0	0.128	1.41	1766.0	12.0	0.112	1.34
23-142	1023.5	17.0	0.267	4.54	1023.5	18.0	0.270	4.86
23-156	1977.0	10.5	0.219	2.30	1977.0	13.0	0.141	1.83
23-156	2046.0	10.0	0.109	1.09	2046.0	12.5	0.154	1.93
23-157	1004.5	4.0	0.136	0.54	1004.5	4.0	0.124	0.50
23-157	1916.0	4.0	0.261	1.04	1916.0	4.0	0.285	1.14
23-158	1864.5	1.5	0.071	0.11	1864.5	1.5	0.057	0.09
23-177	1853.5	11.5	0.219	2.52	1853.5	12.0	0.211	2.53
23-177	1900.5	10.0	0.090	0.90	1900.5	10.0	0.088	0.88
23-261	1920.0	12.0	0.074	0.89	1920.0	12.0	0.072	0.86
23-261	1951.0	6.0	0.118	0.71	1951.0	6.5	0.108	0.70
23-261	1977.0	3.0	0.129	0.39	1977.0	3.5	0.106	0.37
23-261	2072.0	7.0	0.150	1.05	2072.0	7.5	0.139	1.04
23-161	1877.0	12.0	0.190	2.28	1877.0	12.0	0.225	2.70
23-161	1909.0	5.0	0.316	1.58	1909.0	5.0	0.374	1.87

37 holes with 137 mineralized intercepts

Total Analog Thickness: 681.5

Total Analog G X T: 99.9

Total Database Thickness: 836.9

Total Database G X T: 102.8

Average Analog Thickness: 6.4

Total Analog Grade: 0.147

Average Database Thickness: 7.9

Total Database G: 0.123

G X T Comparison
y = 1.0551x - 0.0286
R² = 0.9915
Printout G X T
Analog G X T
G X T
Linear (G X T)
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00

43

Figure 9.2 - Hosta Butte Verification of the Radiometric Database

44

Core Assays

Historic written procedures for core handling and sample analysis were available with the core data records. The cores were split through the zones of interest determined by the geophysical logs and scanning of the cores with a scintillometer. All the samples were assayed using either a Beta Gamma Scaler or an X-ray fluorescence spectrometer at the mine site. Quality control of the on-site assay equipment was provided through an independent laboratory, Hazen Research, which completed fluorometric analysis of select samples including many of the higher-grade samples. Original assay sheets were available for 32 of the 35 cores holes.

The author, Beahm, visited the CRC on May 7, 2012, and reviewed the cores and selected 20 samples from core holes geographically distributed within the Project. The selected samples were sealed in plastic sample bags and labeled by hole, depth, and original sample number and sent to a certified lab, IML Sheridan, Wyoming, for analysis. The results of the confirmatory assays in comparison to historic assay are provided on Table 9.1. Confirmatory results show higher assay values than the historic results. The author concludes that while the confirmatory data would support a positive adjustment in estimated grade of uranium. However, the use of the historic core assay data is recommended as a conservative, reasonable, and reliable for the purposes of estimating mineral resources for the Project.

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Table 9.1 – Confirmatory Core Assays

Hole	Sample type	Sample No.	Depth From	Depth To	Historic Assay % U3O8 Beta Gamma	Historic Assay % U3O8 Fluorometric	Confirmatory Assay % U3O8 EPA 6010C Emission Spectrometry
237C - 29	pulp	387	2012.9	2013.4	0.207	0.209	0.301
	pulp	388	2013.4	2013.9	0.408	0.405	0.555
	pulp	389	2013.9	2014.4	0.440	0.452	0.599
	pulp	390	2014.4	2014.9	0.336	0.347	0.460
	pulp	391	2014.9	2015.4	0.177	0.184	0.242
227C - 29	pulp	241	1916.4	1916.9	0.386	0.381	0.480
	pulp	242	1916.9	1917.4	0.607	0.597	0.796
	pulp	243	1917.4	1917.9	0.311	0.316	0.408
	pulp	244	1917.9	1918.4	0.094	0.090	0.156
	pulp	245	1918.4	1918.9	0.008	not available	0.018
93C-19	pulp	50	2182.5	2183	0.310	0.329	0.428
	pulp	51	2183	2183.5	0.703	0.698	0.938
	pulp	52	2183.5	2184	0.545	0.562	0.747
	pulp	100	2207.4	2207.9	0.525	0.251	0.338
	pulp	101	2207.9	2208.4	0.244	0.245	0.347
60C-24	pulp	72	2046.2	2046.7	0.053	0.059	0.080
	pulp	114	2067.7	2068.2	0.112	0.075	0.110
	pulp	123	2073.2	2073.7	0.097	0.091	0.110
	pulp	128	2075.7	2076.2	0.154	0.157	0.169
	pulp	133	2078.2	2078.7	0.111	0.114	0.164

Density

In the experience of the author, bulk unit weights in sandstone hosted uranium deposits in the Colorado Plateau typically range from 14 cubic feet per ton to 17 cubic feet per ton. In 2012, a bulk unit weight of 16 cubic feet per ton or 2.439 tons per cubic meter was assumed for mineral resource calculations of the Crownpoint and Hosta Butte Uranium Project. This assumption was thought to be conservative and was based on data from feasibility studies prepared by previous operators of the Project but was not independently confirmed other than to review the density data available from the core drilling.

A unit weight of 15 cubic feet per ton, or 2.286 tons per cubic meter, was used in 2018 by Laramide Resources Ltd. to evaluate the adjacent Crownpoint Uranium Project (Mathisen 2018). The author has reviewed the November 2018 Technical Report by Laramide and concurs that a unit density of 15 cubic feet per ton is a reasonable value for resource calculations of this Project. The unit is well supported in the adjacent property and is reasonably based on past mining experience with similar sandstone hosted uranium deposits. As such, 15 cubic feet per ton or 2.287 tons per cubic meter was used in the calculation of the resources for this report.

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Summary

The author has reviewed the historic procedures followed by the previous operator of the project, Conoco Minerals, including procedures for rotary and core drilling, geophysical logging and log interpretation, sampling, and assays. In addition, the author has reviewed and verified the work product that was developed for the project including the original geophysical and lithologic logs, sampling records, and original core assay records. It is the author’s opinion that the procedures, practices, and analytical equipment utilized and/or employed on the Project were consistent with the general industry standards and practices at that time. The author further concludes that the data utilized in this report is accurate and reliable for the purposes of this report.

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10.	Mineral Processing and Metallurgical Testing

The author has reviewed the historical metallurgical testing and the location of the core holes in the Crownpoint portion of the project and can conclude that the core holes were located such as to reflect the geographical distribution of the mineralization and adequately represent the deposit. No current metallurgical studies have been completed.

Acid Leach

Metallurgical test results are only available for the Crownpoint portion of the Project. The author is not aware of metallurgical test results for the Hosta Butte portion of the Project.

The metallurgical testing of Crownpoint was performed by Hazen Research of Golden, Colorado. In the author’s opinion, Hazen Research is a reputable firm who was then and is still recognized as one of the premier metallurgical research and testing facilities in the US. Leaching was tested under a variety of conditions primarily with sulfuric acid as the leaching agent. Residual or non-soluble uranium in the test sample assays for 16 separate tests ranged from 0.0007 to 0.024 % U3O8 resulting in recoveries ranging from as high as 99.6 % to a low of 87.6%. The testing concluded that the mineralized material is very amenable to acid leaching and estimated that recoveries would exceed 96%. The reports did not identify any deleterious elements or constituents that could have a material effect on the economic extraction of uranium by acid leaching. Sulfuric acid consumption was relatively low at approximately 65 pounds per ton.

All data with respect to metallurgical testing is of a historic nature and/or may be implied by results from adjacent properties and cannot be directly verified by the author. However, the author is familiar with the testing procedures followed and with the independent facilities that completed the testing. As such, the author concludes that the data is reliable for the purposes of this report.

Alkaline Leach

The viability of alkaline ISR recovery was evaluated by Mobil Exploration and Production Corp. through several tests and a pilot plant located about 3.8 miles northwest of Verdera’s Sec 24 T17N R13W portion of its Crownpoint uranium deposit (Vogt, 1984). Following the detailed laboratory testing the pilot plant was successful in producing uranium at a rate that compares favorably with similar current ISL projects. The results of the pilot project demonstrated that the Westwater sandstone hosted uranium mineralization is amenable to alkaline leach chemistry for uranium recovery.

As part of its 1990-1991 ISR-mine permitting work, URI, the parent company of URI, Inc., conducted core drilling across the Section 24 property. Drill core was studied to determine physical characteristics of the rock, as well as demonstrate the amenability of the mineralized sandstone to ISR of uranium and to determine leach chemistry and expected recovery rates. Testing was also completed to demonstrate that the groundwater could be restored to pre-mining conditions.

Tests were conducted on one cored hole, DH-24-CP8 (4.71/99.45) recovered from the mineralized Jmw-B sand from the Westwater Member of the Jurassic Morrison Formation. Core tests were performed by Hazen Research Inc. of Golden, Colorado, to predict which ions and trace elements would be elevated during recovery operations. Two column leach tests were performed on core from CP-8 by URI’s laboratory in Kingsville, Texas: one at a rate simulating actual leachate flow rates and the other at an accelerated leachate flow rate; and the analytical work was performed by Jordan Laboratories of Corpus Christi, Texas. Water utilized in the leach tests was recovered from aquifers containing uranium mineralization.

48

Results of the core and leach studies indicate that the Crownpoint deposits are amenable to ISR techniques utilizing the local groundwater fortified with oxygen, sodium bicarbonate (NaHCO3), and hydrogen peroxide (H2O2) leach solutions. (Mathisen, 2018)

At the conclusion of the leaching phase, a restoration test was undertaken. A simulated reverse osmosis test was completed and showed that common ions, including HCO3, Cl and Ca, as well as conductivity, were readily restored to baseline drinking water standards.

Moreover, results of the core and leach studies indicate that the Crownpoint deposits are amenable to ISR techniques utilizing the local groundwater fortified with oxygen, sodium bicarbonate (NaHCO3), and hydrogen peroxide (H2O2) leach solutions.

The data and test results of URI’s alkaline leach testing are of a historic nature and have not been inspected or verified by Verdera or the author of this technical report. The reader should be cautious as there are no assurances the results of the testing will provide for economic recovery of uranium from Verdera’ Crownpoint Property. However, these results do affirm the conclusions of the pilot ISR project operated by Mobil Exploration and Production in Section 9 (Vogt, 1984).

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11.	Mineral Resource Estimates

The mineral resource estimation by geological interpretation methodology described herein have been employed by the author for similar projects within sandstone hosted uranium mineralization, while working at operating mines with similarly hosted uranium mineralization. The primary method utilized in estimating uranium mineral resources is the GT contour method which is the CIM method recommended for sandstone hosted deposits such as those within the Project.

The Project is within a well-known mining district. The previous owner had sunk underground shafts and was prepared to start operations in the 1980’s when the commodity price fell sharply. Currently, portions of the Project are within NuFuels’ licensed area for ISR. Although some local opposition is expected, the author is not aware of any factors including environmental, permitting, taxation, socio-economic, marketing, political, or other factors which would materially affect the mineral resource estimate, herein.

The estimate of mineral resources includes the Crownpoint area located in portions of Sections 24, Township 17 North, Range 13 West; Sections 19 and 29, Township 17 North, Range 12 West; and the Hosta Butte area Sections, 3, 9, and 11, Township 16 North, Range 13 West. For the Hosta Butte area mineral resources are calculated only for Section 3. Drilling on Sections 9 and 11 demonstrate the presence of uranium mineralization but these areas are not yet adequately defined to support a CIM compliant mineral resource estimate.

Mineral Resource Summary

The mineral resource calculations presented herein have been completed in accordance with CIM standards and SK 1300 regulations. Based on the drilling density, the apparent continuity of the mineralization along trends, geologic correlation and modeling of the deposit, the mineral resource estimate herein meets CIM criteria as an Indicated Mineral Resource. This tabulation shows the total Indicated Mineral Resource and the portion thereof controlled by Verdera, i.e., 100% of Hosta Butte and Crownpoint Sections 19 and 29, and 60% of Crownpoint SE ¼ of Section 24. The quantity of Indicated Mineral Resource at a 0.02% eU3O8 grade cutoff and 0.1, 0.25, and 0.5 ft% GT cutoffs is provided in Table 14.3 to illustrate the effect of varying cutoffs. The Indicated Mineral Resource estimate at a 0.02% eU3O8 grade cutoff and variable GT cutoffs, 0.1, 0.25, and 0.5 ft% GT, is provided in Table 14.3, to illustrate the sensitivity of GT cutoff on the estimate. Although each GT cutoff scenario has reasonable prospects of economic extraction the 0.50 ft% GT cutoff for the Indicated Mineral Resource is recommended by the authors, based upon typical US ISR industry practices. Estimated Indicated Mineral Resources at a 0.02% eU3O8 grade cutoff and 0.50 ft% GT are summarized in Table 14.1. A discussion of individual resource areas follows. For the summary, only the preferred cutoff criteria is shown.

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Table 11.1 - Total Indicated Mineral Resources

0.02% eU3O8 Grade Cutoff and GT Cutoff* >0.50 ft%		Total Indicated Resource	Verdera Controlled
Crownpoint	Pounds eU3O8	17,860,000	14,818,000
	Tons	7,511,000	6,091,000
	Avg. Grade % eU3O8	0.119	0.121
Hosta Butte	Pounds eU3O8	8,598,000	8,598,000
	Tons	2,952,000	2,952,000
	Avg. Grade % eU3O8	0.146	0.146
Total Indicated Mineral Resource	Pounds eU3O8	26,458,000	23,416,000
	Tons	10,463,000	9,043,000
	Avg. Grade % eU3O8	0.126	0.129

*GT cutoff: Minimum Grade (% eU3O8) x Thickness (Feet) for Grade > 0.02 % eU3O8.

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

In addition to the above Indicated Mineral Resource, Inferred Mineral Resources may be projected, primarily as extensions of the Indicated Mineral Resource, along the geologic trends of the mineralization. By CIM definition, Inferred Mineral Resources are the part of a Mineral Resource for which quantity and grade, or quality can be calculated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. Based on the drill density, the apparent continuity of the mineralization along trends, geologic correlation and modeling of the deposit, the following Mineral Resource calculation meets CIM criteria as an Inferred Mineral Resource. The quantity of Inferred Mineral Resource is projected at a 0.02% eU3O8 grade cutoff and estimated at 0.1, 0.25, and 0.5 ft% GT cutoffs using the sensitivity analyses of the indicated portions of the resource. A summary of total Inferred Mineral Resource for the preferred scenario is provided in Table 11.2. This tabulation shows the total Inferred Mineral Resource and the portion thereof controlled by Verdera, i.e., 100% of Hosta Butte and Crownpoint Sections 19 and 29, and 60% of Crownpoint SE ¼ of Section 24. A discussion of individual resource areas follows. The Inferred Mineral Resource tabulation was completed at a grade cutoff of .02 % eU3O8 and a GT cutoff of 0.50 ft%. The authors expect that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with additional drilling, however, it is not certain that additional exploration will result in discovery of an economic mineral resource on the property and/or demonstrate the continuity of mineralization within the areas of inferred mineral resources necessary for these areas to be classified as indicated mineral resources.

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Table 11.2 - Total Inferred Mineral Resources

0.02% eU3O8 Grade Cutoff and GT Cutoff* >0.50 ft%		Total Inferred Resource	Verdera Controlled
Crownpoint	Pounds eU3O8	1,320,000	1,268,000
	Tons	593,000	566,000
	Avg. Grade % eU3O8	0.111	0.112
Hosta Butte	Pounds eU3O8	4,094,000	4,094,000
	Tons	1,427,000	1,427,000
	Avg. Grade % eU3O8	0.143	0.143
Total Inferred Mineral Resource	Pounds eU3O8	5,414,000	5,362,000
	Tons	2,020,000	1,993,000
	Avg. Grade % eU3O8	0.134	0.134

*GT cutoff: Minimum Grade (% eU3O8) x Thickness (Feet) for Grade > 0.02 % eU3O8.

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Crownpoint Area

Mineral resources were calculated by stratigraphic horizon referred in this report as zones, based on geologic interpretation and correlation. These resources are reported at various cutoff grades for Indicated Mineral Resources, to illustrate the effect of varying cutoffs on the mineral resource. The preferred cutoff of 0.5 ft% GT is shaded in each table. The Indicated and Inferred Mineral Resource quantities for the Crownpoint Area of the Project are presented in Tables 11.3 and 11.4 for Total Indicated and Inferred Mineral Resources, respectively. Which is inclusive of the 40% undivided interest in Crownpoint SE ¼ Section 24 that is not controlled by Verdera.

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Table 11.3 - Indicated Mineral Resources Crownpoint Area

Zone	GT Cutoff	Pounds	Avg. Grade %eU3O8	AVG. Thickness	Tons
A	0.10	2,399,000	0.1086	7.4	1,105,000
	0.25	2,227,000	0.1223	9.4	910,000
	0.50	2,007,000	0.1359	11.0	738,000
B	0.10	3,903,000	0.1051	7.6	1,857,000
	0.25	3,647,000	0.1150	9.7	1,585,000
	0.50	3,259,000	0.1289	11.7	1,264,000
C	0.10	4,856,000	0.0895	9.3	2,712,000
	0.25	4,597,000	0.0965	11.2	2,383,000
	0.50	4,052,000	0.1085	13.7	1,867,000
D	0.10	9,314,000	0.1053	12.2	4,421,000
	0.25	9,093,000	0.1096	14.0	4,149,000
	0.50	8,543,000	0.1173	16.6	3,642,000
Total	0.10	20,471,000	0.101	10.0	10,094,000
Total	0.25	19,565,000	0.108	12.1	9,027,000
Total	0.50	17,860,000	0.119	14.5	7,511,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

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Table 11.4 - Inferred Mineral Resources Crownpoint Area

Geologic Zone	GT Cutoff	Tons	Pounds	Avg Grade %eU3O8
Crownpoint A Zone	0.10	118,000	316,000	0.133
	0.25	98,000	293,000	0.150
	0.50	79,000	264,000	0.167
Crownpoint B Zone	0.10	141,000	303,000	0.108
	0.25	120,000	283,000	0.118
	0.50	96,000	253,000	0.132
Crownpoint C Zone	0.10	154,000	242,000	0.079
	0.25	135,000	229,000	0.085
	0.50	106,000	202,000	0.095
Crownpoint D Zone	0.10	378,000	656,000	0.087
	0.25	355,000	640,000	0.090
	0.50	312,000	601,000	0.096
TOTALS INFERRED CROWNPOINT	0.10	791,000	1,516,000	0.096
	0.25	708,000	1,445,000	0.102
	0.50	593,000	1,320,000	0.111

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2:	In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.
3:	Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Hosta Butte Area

Mineral resources were calculated by zone or horizon, based on geologic interpretation and correlation. Mineral resources are reported at various cutoff grades for Indicated Mineral Resources, to illustrate the effect of varying cutoff on the mineral resource. The preferred cutoff of 0.50 ft% GT is shaded in the respective tables. The Inferred and Indicated Mineral Resources tabulated for the Hosta Butte Area of the Project are presented in Tables 14.5 and 14.6 for Indicated and Inferred Mineral Resources, respectively. These Indicated and Inferred Mineral Resource quantities are the subject of the independent “Mineral Resource Audit – Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA” dated January 17, 2022. Inferred Mineral Resources are reported only at the 0.10 ft% GT cutoff.

54

Table 11.5 - Indicated Mineral Resources Hosta Butte Area

Zone	GT Cutoff	Pounds	Avg. Grade %eU3O8	AVG. Thickness	Tons
B	0.10	414,000	0.069	5.6	299,000
	0.25	307,000	0.079	9.0	195,000
	0.50	213,000	0.107	13.9	100,000
C	0.10	2,464,000	0.091	7.7	1,356,000
	0.25	2,207,000	0.100	11.2	1,103,000
	0.50	2,001,000	0.104	13.6	964,000
D	0.10	7,590,000	0.121	8.4	3,135,000
	0.25	6,965,000	0.149	11.5	2,339,000
	0.50	6,385,000	0.169	14.4	1,888,000
Total	0.10	10,468,000	0.109	8.1	4,790,000
	0.25	9,479,000	0.130	11.3	3,637,000
	0.50	8,598,000	0.146	14.1	2,952,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Table 11.6 - Inferred Mineral Resources Hosta Butte Area

Geologic Zone	GT Cutoff	Tons	Pounds	Avg Grade %eU3O8
Hosta Butte C Zone	0.10	824,000	1,568,000	0.095
	0.25	670,000	1,404,000	0.105
	0.50	586,000	1,273,000	0.109
Hosta Butte D Zone	0.10	1,396,000	3,354,000	0.120
	0.25	1,042,000	3,078,000	0.148
	0.50	841,000	2,821,000	0.168
Hosta Butte Area Total Inferred Mineral Resource	0.10	2,220,000	4,922,000	0.111
	0.25	1,712,000	4,482,000	0.131
	0.50	1,427,000	4,094,000	0.143

55

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources.

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50.

3: Mineral Resources are estimated using a long-term Uranium price of US$83 per pound.

4: Bulk density is 15 ft3/ton.

5. Metallurgical Recovery 80%.

6. Estimated grades are based on ISR recovery.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

8: Numbers may not add due to rounding.

9. Pounds and tons as reported are rounded to the nearest 1,000.

10. Mineral Resource estimate prepared by Carl Warren with an effective date of February 25, 2025.

11. To the Author’s knowledge, there are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources, other than the noted potential for local opposition.

Resource Estimation Methods

Geologic Model

Geologic interpretation of the mineralized host sands was used, along with the intercepts that met the minimum cutoff grade and thickness, to develop a geologic framework or model within which to quantify the mineral resources at the Project. Each intercept was evaluated based on its geophysical log expression and location relative to adjacent intercepts. Whenever possible, geophysical logs were used to correlate and project intercepts between drill holes. The mineralized envelope was created by using the top and bottom of each intercept that was within the geologic host sands. The intercepts that were used to make this envelope were then used in the resource model via inverse distance squared GT contour method.

Drill spacing within the Project is not uniform. Drill spacing in the Crownpoint Area was completed roughly on 200-foot centers with the nominal average spacing between drill holes in the resource areas at approximately 150 feet. Drill spacing at Hosta Butte area varies from roughly 200-foot centers to over 400-foot centers, with the nominal average drill spacing within the mineral resource areas at approximately 250 feet. Drilling depths at Crownpoint are typically in the range of 2,000 feet. Drilling depths at Hosta Butte is deeper at approximately 2,400 feet on average.

The current geologic and resource model reflects 4 major sand zones over the stratigraphic thickness of approximately 360 feet of the Westwater Canyon. The Westwater Canyon is roughly divided by the CP shale with the B zone immediately above the shale and the C zone immediately below the shale. The A and D zones are the upper and lowermost sands of the Westwater Canyon, respectively. Within the Crownpoint Area all four zones are mineralized with the B and D zones being the most prolific and the A zone being the weakest. At Hosta Butte there was not sufficient mineralization in the A zone to support a mineral resource calculation. The D zone was the most strongly mineralized followed by the C and B zones.

Once the data was separated by zone an initial radius influence of 100 feet was applied to each drill hole to establish an initial geologic limit to the projection of mineralization. Refinement of the geologic limit and projection of mineralization along trend was then based on specific correlation and interpretation of geophysical logs on a hole-by-hole basis. The 100-foot radius was determined by correlating geophysical logs across or perpendicular to the observed mineralized trend. Mineralization is clearly anisotropic and can be projected greater distances along trend. For the classification of Indicated Mineral Resource the projection of mineralization along trend was limited to 300 feet. For Inferred Mineral Resources the maximum projection along trend was double to 600 feet.

56

GT Contour Method

The Indicated Mineral Resource model was completed using the inverse distance squared GT (Grade x Thickness) Contour Modeling Method for each of individual mineralized zones of the deposit. The Contour Modeling Method, also known as the Grade x Thickness (GT) method, is a well-established approach for estimating uranium resources and has been in use since the 1950’s in the US. The technique is most useful in estimating tonnage and average grade of relatively planar bodies where lateral extent of the mineralized body is much greater than its thickness, as was observed with the data at Crownpoint and Hosta Butte.

For tabular and roll front style deposits the GT method provides a clear illustration of the distribution of the thickness and average grade of uranium mineralization. The GT method is particularly applicable to the Crownpoint and Hosta Butte deposits as it can be effective in reducing the undue influence of high-grade or thick intersections as well as the effects of widely spaced, irregularly spaced, or clustered drill holes. This method also makes it possible for the geologist to fit the contour pattern to the geologic interpretation of the deposit.

For each zone within the Crownpoint and Hosta Butte areas of the project, limits of mineralization were determined by interpretation of the drill data. Within these limits the GT and T (Grade x Thickness and Thickness) were contoured. Although an automated contouring program was used to produce the model surface itself, 3-dimensional (3D) limits were established where appropriate to constrain the model. For example, drill holes with GT values several times the average was limited in their influence by manually constructing a set of breaklines in the model. The volume of the 3D model is then calculated using CAD program software. To that volume, a bulk unit weight of 15 cubic feet per ton is applied to calculate the pounds of eU3O8. Similarly, the tons are of mineralization are calculated using the same methodology for constructing a 3D model of mineral Thickness (T) within the same area. Grade is then calculated by dividing GT model eU3O8 pounds by T model calculated mineralized tons.

The GT contour method is used as common practice for Mineral Reserve and Mineral Resource modelling for similar sandstone-hosted uranium projects (“Estimation of Mineral Resources and Mineral Reserves”, adopted by CIM November 23, 2003, p 51.). It is the opinion of the author that the GT contour method, when properly constrained by geologic interpretation, provides an accurate estimation of contained pounds of uranium.

The current drill hole database consists of:

•	Crownpoint Area

o	482 drill holes, in total of which 93 did not meet minimum cutoff criteria.

•	Hosta Butte Area

o	135 drill holes, in total of which 42 did not meet minimum cutoff criteria.

The uranium quantities and grades are reported as equivalent U3O8 (eU3O8), as measured by downhole gamma logging. The industry standard protocol for reporting uranium in sandstone hosted deposits in the US has been validated for the Project as discussed in Section 9.

57

Cutoff Criteria

It is the author’s opinion that the recommended minimum cutoff grade of 0.02 % U3O8 and a GT of 0.50 as the cutoff criteria for the estimation of the total in situ mineral resource within the Project is consistent with average cutoff grades used for US based ISR properties that use alkaline leach recovery chemistry. This is the mining method that is licensed by the U.S. Nuclear Regulatory Commission for NuFuels’ adjacent Crownpoint ISR Project. Additionally, Mobil Exploration and Production Corp. conducted an ISR pilot test on Section 9, near to Verdera’s properties covered in the Report (Vogt, 1984). The outcomes of the pilot project demonstrated the amenability of the Westwater Morrison formation hosted uranium mineralization bodies to ISR uranium recovery using alkaline based leach chemistry. As a cautionary note, the information referenced relative to the adjacent NuFuels’ Crownpoint ISR Project was provided by the issuer and has not been verified by the writer and is not necessarily indicative of the mineralization on the property that is the subject of this Technical Report.

Commodity Price and Operating Costs

Uranium does not trade on an open market like other commodities. Buyers and sellers negotiate contracts privately. The following is from the Cameco’s web site. Cameco is among the world leaders in uranium production. (https://www.cameco.com/invest/markets/uranium-price)

Cameco calculates industry average prices from the month-end prices published price by UxC and Trade Tech and publishes these prices on their web site. Cameco states a current (September 2025) long term price of $83.00. The authors have also reviewed uranium prices from recently published PEA and PFS studies for uranium projects and found that commodity prices in excess of $83.00 were common. Examples include,

•	Dewey Burdock Project, enCore Energy, PEA, January 6, 2025, average commodity price based on Trade Tech reported prices 2023, $86.34 per pound. Operating costs including capital write-off and forward operating costs were stated as $18.72 and $ 23.81 per pound, respectively, for a total cost of $42.53 per pound. (https://encoreuranium.com/projects/dewey-burdock-uranium-project/)

•	Shirley Basin Project, Ur Energy, SK-1300, March 11, 2024, average commodity price based on Cantor Fitzgerald Canada Corporation, 9/26/2023, PI financial Corp. 10/3/2023 and UxC, LLC Q4 2023, in a range of $82.46 to $86.21 per pound. Operating costs including capital write-off and forward operating costs were stated as $24.44 and $ 24.40 per pound, respectively, for a total cost of $48.84 per pound. (https://www.ur-energy.com/projects/shirley-basin)

•	Church Rock Uranium Project, Laramide Resources Ltd., average commodity price based on Tetra Tech Q3, 2023. The authors elected to use $75.00 per pound despite use of the same reference for Dewey Burdock, which used a price of $86.43 per pound as stated above. Operating costs were estimated at $27.70 per pound. Initial capital was estimated at $47,539 million USD and life of mine initial and sustaining capital and reclamation and closure costs estimated at approximately $270 million USD. The project is projected to recover some 31.2 million pounds of uranium oxide (80% recovery). Thus, the life of mine CAPEX is approximately $9.00 per pound. (https://laramide.com/projects/crownpoint-churchrock-uranium-project)

Thus, the authors conclude that the use of a long-term commodity price $83.00 per pound price is reasonable for the purposes for this IA and that the recent studies cited reference a price range of $75 to $86 USD per pound. The authors further conclude that production costs for comparable projects are in the range of $36.70 to $49.00 per pound, with a median cost of approximately $42.50 per pound. While the commodity price and the production costs are expected to vary, it is the author’s opinion that use of these factors is reasonable for establishing cutoff criteria based on reasonable prospects for eventual economic extraction.

58

Reasonable Prospects for Eventual Economic Extraction

To assess reasonable prospects for eventual economic extraction all areas of mineralization in excess of 0.02% eU3O8 was first considered and then economic cutoff criteria was applied considering ISR extraction including minimum GT and minimum pounds per pattern as follows.

•	Application of a minimum Grade thickness or GT.

o	A minimum GT of 0.5 (feet x %) was used.

o	Average thickness 7.5 feet.

o	Average grade at minimum GT 0.033 eU3O8.

•	In addition, areas of isolated mineralization were screened based on “pounds per pattern criteria.”

o	Areas not containing a minimum of 4,500 pounds of modeled in situ uranium content were not included in the Indicated Mineral Resource tabulation.

o	This criterion is based on anticipated wellfield characteristics including the depth of mineralization and typical costs for installing a minimum wellfield unit or pattern.

o	Average grade of estimate indicated mineral resources applying all criteria 0.13 eU3O8.

This screening criterion was applied to the reported Indicated Mineral resources which is supported by drilling data. The screening criterion was indirectly applied to the Inferred Mineral Resources due to extrapolation of resource areas from the areas of higher drilling density in the Indicated Mineral Resource areas into areas of limited drilling data. This extrapolation was inherently limited to areas directly adjacent to Indicated Resource.

The calculated cut-off GT for the Project was based on modifying factors including metal prices, metallurgical recoveries, operating costs, and other operational constraints (Table 14.4). Note this calculation shows the minimum grade at the minimum GT and indicates that a lower GT cutoff could be applied. At the resultant average grade of the mineral resource, 0.13 eU3O8, after applying the minimum GT and pounds per pattern criteria the value at 80% recovery and a price range of $80 to $85 per pound is estimated at $167.68 to $178.16 per pound, well in excess of anticipated costs.

Table 14-1: Minimum GT cutoff Criteria Economic Justification

Item	Quantity
Price in US$/lb U3O8	US$80 - 85
Process plant recovery	70-80%
Total OPEX (includes G&A)	$25-35/lb
Total CAPEX	$10-15/lb
Grade at minimum GT	0.066%
Value @ 80% recovery, $83/lb	$87.65
Cost at median OPEX & CAPEX	$42.50

59

Radiometric Equilibrium

General

Radioactive isotopes decay until they reach a stable, non-radioactive state. The radioactive decay products are of two general categories, the first being the sub-atomic energy generating product (i.e., the radiation) and the second being the atomic isotope. Decay product isotopes are referred to as daughters and occur down what is known as a decay chain. When all the decay products are maintained in close association with the primary uranium isotope U238 for the order of a million years or more the decay chain will reach equilibrium with the parent isotope; meaning that the daughter isotopes will be decaying in the same quantity as they are being created (McKay, 2007).

An otherwise equilibrated decay system may be put into a state of disequilibrium when one or more decay products are mobilized and removed from the system because of differences in solubility between uranium and its daughter isotopes. In addition, both the primary isotope of uranium U238 and its daughters emit different forms of radiation as they decay. The primary field instruments for the indirect measurement of uranium, either surface or down-hole probes, measure gamma radiation. Within the uranium decay the gamma emitting elements are primarily Radium226, Bismuth214, and Uranium with Radium226 being the dominant source of gamma radiation. Disequilibrium is considered positive when there is higher proportion of uranium present compared to daughters and negative where daughters are accumulated, and uranium is depleted. The disequilibrium factor (DEF) is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by a DEF of 1, positive radiometric equilibrium by a factor greater than 1, and negative radiometric equilibrium by a factor of less than 1.

Except in cases where uranium mineralization is exposed to strongly oxidized conditions, most of the sandstone roll-front deposits reasonably approximate radiometric equilibrium. Disequilibrium is normally spatially variable in sandstone-hosted deposits. The nose of a roll front deposit tends to have the most positive DEF and the tails of a roll-front would tend to have the lowest DEF (Davis, 1969).

DEF Determination

Disequilibrium conditions at the Project were evaluated based on available data from twenty-five of the core holes which had sufficient mineralized thicknesses and grades and had sufficient core recovery to be used to determine a disequilibrium factor (DEF). The data available for the evaluation consisted of radiometric equivalent data from down hole geophysical logging and core assays which included both original geophysical logs and original chemical assay sheets. This data is of a historic nature but was verified as discussed in Section 9.

The author developed the comparison of radiometric and core data shown on Figure 11.1. The results show some variation in the DEF with an overall factor of 1.05 based on linear regression analysis or 1.07 based on total GT. Note the correlation of radiometric and chemical assay values was very high with a R2 coefficient of 0.99 (a coefficient of 1 is perfect correlation).

While the data would support a positive adjustment of observed uranium grades, the author recommends that a 1:1 factor is conservative and reasonable.

60

Figure 11.1 - Radiometric Equilibrium

Risks

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met.

Previous permitting and licensing efforts in the Crownpoint area met with significant public resistance and lack of acceptance. This resistance could lead to permitting delays, increased legal costs, or otherwise affect the Project’s development timeline. Additional costs and timelines would be expected for community engagement, education, awareness and public input.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, and actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

61

Crownpoint Area

For the Crownpoint area the following figures display the GT and T contours developed for the estimation of mineral resources. Indicated Mineral Resource areas were developed by contouring. Inferred Mineral Resources were established by projecting mineralization along trends and assigning average thickness and grade based on the average nearest drill data.

Refer to Figures:

•	Figure 11.2 - Zone A GT Contour

•	Figure 11.3 - Zone A T Contour

•	Figure 11.4 - Zone B GT Contour

•	Figure 11.5 - Zone B T Contour

•	Figure 11.6 - Zone C GT Contour

•	Figure 11.7 - Zone C T Contour

•	Figure 11.8 - Zone D GT Contour

•	Figure 11.9 - Zone D T Contour

[The remainder of this page is intentionally left blank]

62

Figure 11.2 - Zone A GT Contour

Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
ZONE A GT ELEVATION BANDS
INFERRED AREAS
LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
800
0
400
800
1 inch = 800'
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.2
CROWNPOINT / HOSTA BUTTE
URANIUM PROJECT
ZONE A GT BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
BRS
ENGINEERING

63

Figure 11.3 - Zone A T Contour

LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL-HOLE COLLARS
PROPERTY BOUNDARY
1 inch = 800'
Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.3
CROWNPOINT / HOSTA BUTTE
URANIUM PROJECT
ZONE A T BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
BRS
ENGINEERING

64

Figure 11.4 - Zone B GT Contour

Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
INFERRED AREAS
UNECONOMIC AREA
1 inch = 800'
Verdera ENERGY
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE B GT BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
DWG. NUMBER: 11.4
BRS

65

Figure 11.5 - Zone B T Contour

Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
800 0 400 800
1 inch = 800'
N
Verdera ENERGY
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.5
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE B T BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
BRS ENGINEERING

66

Figure 11.6 - Zone C GT Contour

Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
UNECONOMIC AREA
ZONE C GT ELEVATION BANDS
INFERRED AREAS
LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
1 inch = 800'
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.6
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE C GT BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
BRS ENGINEERING

67

Figure 11.7 - Zone C T Contour

Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
UNECONOMIC AREA
LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
1 inch = 800'
Verdera ENERGY
REVISION DATE:
CAD FILENAME:
DWG. NUMBER: 11.7
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE C T BANDING
SCALE: 1"=800'
DATE: 5/4/12
DRAWN BY: LES
BRS ENGINEERING

68

Figure 11.8 - Zone D GT Contour

LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
1 inch = 800'
Verdera ENERGY
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE D GT BANDING
SCALE: 1"=800'
DRAWN BY: LES
BRS

69

Figure 11.9 - Zone D T Contour

LEGEND
BARREN HOLES
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
1 inch = 800'
Section 24
Section 19
Section 20
Section 25
Section 30
Section 29
UNECONOMIC AREA
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
ZONE D T BANDING
BRS

70

Hosta Butte

For the Hosta Butte area the following figures display the GT and T contours developed for the estimation of mineral resources. Indicated Mineral Resource areas were developed by contouring. Inferred Mineral Resources was established by projecting mineralization along trends and assigning average thickness and grade based on the nearest drill data.

Refer to Figures:

•	Figure 11.10 - Zone B GT Contour

•	Figure 11.11 - Zone B T Contour

•	Figure 11.12 - Zone C GT Contour

•	Figure 11.13 - Zone C T Contour

•	Figure 11.14 - Zone D GT Contour

•	Figure 11.15 - Zone D T Contour

[The remainder of this page is intentionally left blank]

71

Figure 11.10 - Zone B GT Contour

Section 34
T17N
T16N
Section 35
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
500' 0 250' 500'
1 inch = 500'
T16/17N, R13W
Section 4
Section 3
Section 2
Section 9
Section 10
Section 11
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.1O
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE B GT BANDING
SCALE: 1"=500'
DATE: 5/7/12
DRAWN BY: RSR

72

Figure 11.11 - Zone B T Contour

Section 34
T17N
T16N
Section 35
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
T16/17N, R13W
Section 4
Section 3
Section 2
Section 9
Section 10
Section 11
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE B T BANDING
REVISION DATE:
CAD FILENAME:
DWG. NUMBER:
SCALE:
DRAWN BY:
DATE:
BRS

73

Figure 11.12 - Zone C GT Contour

Section 34
Section 35
T17N
T16N
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
T16/17N, R13W
Section 3
Section 2
Section 9
Section 10
Section 11
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE C GT BANDING
SCALE: 1"=500'
DRAWN BY: RSR
DATE: 5/7/12
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.12

74

Figure 11.13 - Zone C T Contour

Section 34
T17N
T16N
Section 35
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
Verdera ENERGY
500'
0
250'
500'
1 inch = 500'
T16/17N, R13W
ZONE C T ELEVATION BANDS
INFERRED AREAS
Section 3
Section 2
Section 9
Section 10
Section 11
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.13
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE C T BANDING
SCALE: 1"=500'
DATE: 5/7/12
DRAWN BY: RSR
BRS ENGINEERING

75

Figure 11.14 - Zone D GT Contour

Section 34
T17N
T16N
Section 35
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
1 inch = 500'
T16/17N, R13W
Section 4
Section 3
Section 2
Section 9
Section 10
Section 11
REVISION DATE:
CAD FILENAME:
DWG. NUMBER:
11.14
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE D GT BANDING
SCALE: 1"=500'
DATE:
DRAWN BY:
BRS

76

Figure 11.15 - Zone D T Contour

Section 34
T17N
T16N
Section 35
LEGEND
MINERALIZED HOLES
DRILL HOLE COLLARS
PROPERTY BOUNDARY
500'
0
250'
500'
T16/17N, R13W
Section 4
Section 3
Section 2
Section 9
Section 10
Section 11
REVISION DATE: 2/25/25
CAD FILENAME:
DWG. NUMBER: 11.15
CROWNPOINT / HOSTA BUTTE URANIUM PROJECT
HOSTA BUTTE ZONE D T BANDING
SCALE: 1"=500'
DATE: 5/7/12
DRAWN BY: RSR
BRS ENGINEERING

77

12.	Mineral Reserve Estimates

This section is not applicable.

No current preliminary economic assessment of the Project and/or feasibility study has been completed for the Project. The purpose of this report is to define the in-place mineral resources. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards.

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13.	Mining Methods

This section is not applicable.

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14.	Processing and Recovery Methods

This section is not applicable.

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15.	Infrastructure

This section is not applicable.

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16.	Market Studies

This section is not applicable.

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17.	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable.

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18.	Capital and Operating Costs

This section is not applicable.

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19.	Economic Analysis

This section is not applicable.

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20.	Adjacent Properties

Mineral resources are held by others in the vicinity of the Project and within the region. These holdings are not considered material to the Project by the Issuer.

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21.	Other Relevant Data and Information

To the author’s knowledge there is no other relevant data, information or other factors which would materially affect the mineral resource estimate provided herein or that could be provided to make the report more understandable.

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22.	Interpretation and Conclusions

Available data used in this report has been verified and in the opinion of the author it is reliable for the purposes of estimating mineral resources for the Project. This data supports the mineral resource estimation and categorization for the Project including an Indicated and Inferred Mineral Resources. A portion of the project is jointly held by NuFuels and as discussed in Section 11, mineral resources in this area have accounted for the relative percentage of ownership.

The portion of the Project with defined Indicated Mineral Resources would support a preliminary economic assessment or preliminary feasibility study (PFS).

The technical risks related to the project are low as the mining and recovery methods are proven. In the opinion of the author, the Project could be developed as either ISR or conventional underground-mine operation as the economic cutoff criteria for ISR at shallow depths, under 500 feet, similar to those for conventional underground mines and the Crownpoint property contains existing underground infrastructure. It is the opinion of the authors that the ISR method will be more straightforward to permit and offers a lower cost of production than a conventional underground. Thus, ISR is the preferred scenario.

There is a risk that the project will face local resistance as was the case with previous permitting and licensing efforts. This resistance could lead to permitting delays, increased legal costs, or otherwise affect the Project’s development timeline. Additional costs and timelines would be expected for community engagement, education, awareness and public input.

The author is not aware of any other specific risks or uncertainties that might significantly affect the mineral resource estimates. Any estimation or reference to costs and uranium prices within the context of this report over the potential life of mine are by its nature forward-looking and subject to various risks and uncertainties. No forward-looking statement can be guaranteed, and actual future results may vary materially.

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23.	Recommendations

The following recommendations relate to potential improvement and/or advancement of the Project and fall within two categories; recommendations to potentially enhance the resource base and recommendation to advance the Project towards development, which may be conducted contemporaneously. It is recommended that Verdera conduct a LIDAR or similar survey of both sites to identify and locate any visible hole markers, compare the locations and elevations to historical survey records, and rectify all drill hole locations to current coordinate systems. Recommended Program to Increase Resource Base

Crownpoint

Mineralization within the Crownpoint portion of the Project is well defined by drilling. For this and other considerations discussed in this report over 90% of the mineral resources are classified as Indicated Mineral Resources. In some areas additional drilling could be recommended to possibly enhance the resource base.

Hosta Butte

For the Hosta Butte portion of the Project, drilling is sparser and as a result the mineral resources are classified as approximately 70% Indicated and 30% Inferred Mineral Resources. Referring to the GT Contour Figures 11.10, 11.12, and 11.16 for Hosta Butte, targeted drilling in the areas where Inferred Mineral Resources have been projected along the mineralized trend could enhance the resources base by elevating the resource category. In addition, specifically regarding the B Zone, in the southwest portion of Section 3, T16N, R13W, drilling is sparse 400 foot spacing or greater which is greater than the width of the B Zone trend. Drilling in this area has the potential of expanding the resource along some 1,500 to 2,000 feet in this area. In addition, a minimum of two core holes are recommended to be completed in Section 3. With one targeting the B Zone and the other the D zone. In addition to evaluating radiometric equilibrium conditions, the cores should be tested for general engineering properties including dry density and compressive strength, porosity, and permeability, and for amenability to acid and alkaline leaching.

It is anticipated that drilling will be on the order of $15,000 USD per rotary drill hole at Hosta Butte including drilling and geophysical logging costs and site supervision. Depending on the core interval lengths, core drilling would add up to $5,000 USD per hole. General sample testing, assays, engineering, and metallurgical studies would cost a minimum of $100,000 USD. Based on a drilling program consisting of 20 rotary and 2 core holes and allowing a contingency for items such as site clearances and access, the costs including testing would be on the order of $440,000 USD. A scoping study to assess the date recovered under this work would assess the project economics, mine plan, and regulatory approach to advance the project, and that is estimated to cost $250,000 USD.

Also, within the Hosta Butte area historic drilling indicates the presence of significant uranium mineralization in both the B and D Zones within Section 11, T16N, R13W. Completion of a detailed geological investigation of this area is recommended to determine potential targets for exploration. Specific drilling cannot be recommended until this investigation is complete. The cost of this investigation would be on the order of $75,000 USD. Dependent on positive recommendations from the review of the Phase 1 of work a second drilling program of the nature described for Section 11 would follow in a phased approach with an approximate cost of $400,000 USD.

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Finally, presuming that the drilling program(s) are successful in enhancing the mineral resources the Technical Report would need to be updated.

The reader is cautioned that additional drilling may or may not enhance and/or expand the mineral resources depending upon the results of the drilling.

Recommended Programs to Advance the Project

No current preliminary economic assessment of the Project and/or feasibility study has been completed for the Project. The portions of the mineral resource base classified as Indicated Mineral Resource would support a preliminary economic assessment or preliminary feasibility study (PFS). A PFS of the project would not be dependent upon the foregoing recommendations related to the resource base as, in the author’s opinion the resource base as defined by the Indicated Mineral Resource is adequate to support a PFS. For the PFS it is recommended that the Crownpoint area be evaluated in greater detail as the first area to be developed followed by Hosta Butte. It is further recommended that work towards a preliminary feasibility study be phased beginning with a scoping study to develop a conceptual mine plan and evaluate alternatives. These alternatives should include both ISR and conventional means of recovery. The scoping study should also define the data necessary to support the completion of a preliminary feasibility study and the determination of probable mineral reserves. Based on the results of the scoping study a preliminary feasibility study could then be completed. Finally, a Technical Report would be prepared which addresses the probable mineral reserves and all other required items of Form 43-101F1, Items 15 through 22.

A summary of recommended work and estimated costs follows:

Table 23.1 – Recommendation Costs Phase 1

Recommended Work Item	Estimated Budget
LIDAR survey of drill hole locations	$50,000 USD
Hosta Butte Section 3 Drilling	$440,000 USD
Hosta Butte Section 11 Geologic Investigation	$75,000 USD
Scoping Study	$250,000 USD
Total:	$815,000 USD

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Table 23.2 - Recommendation Costs Phase 2

Recommended Work Item	Estimated Budget
Hosta Butte Site Access Improvement	$250,000 USD
Hosta Butte Section 11 Drilling	$400,000 USD
Hosta Butte Section 9 Drilling	$400,000 USD
Crownpoint and Hosta Butte Data Collection and Technical Studies	$250,000 USD
Crownpoint and Hosta Butte Preliminary Feasibility Study	$950,000 USD
Crownpoint and Hosta Butte Update Technical Report	$100,000 USD
Total:	$2,350,000 USD

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24.	References

Previous Reports:

The Technical Report titled, “CROWNPOINT AND HOSTA BUTTE URANIUM PROJECT, McKinley County, New Mexico, USA, MINERAL RESOURCE TECHNICAL REPORT, NATIONAL INSTRUMENT 43-101”. Dated February 25, 2022 and prepared by BRS Inc., of Riverton, Wyoming, on behalf of enCore Energy Corp. (BRS 2022).

The Technical Report titled, “CROWNPOINT AND HOSTA BUTTE URANIUM PROJECT, McKinley County, New Mexico, USA, MINERAL RESOURCE TECHNICAL REPORT, NATIONAL INSTRUMENT 43-101”. Dated May 14, 2012 and prepared by Douglas Beahm, Principal Engineer, BRS Inc. (BRS, 2012).

Litz, J. E., Light, R. H., “Acid Leach Amenability of Crown Point Ore”, Hazen Research Inc., September 16, 1977.

Publications Cited:

Brister, B.S. and G.K Hoffman, 2002, “Fundamental Geology of the San Juan Basin Energy Resources. In New Mexico's Energy, Present and Future”, New Mexico Bureau of Geology and Mineral Resources Decision Makers Field Conference.

Davis, James F., “Uranium Deposits of the Powder River Basin”, Contributions to Geology, Wyoming Uranium Issue, University of Wyoming, 1969.

Dodd, P. H., Droullaard, R. F., Lathan, C. P., “Borehole logging methods for exploration and evaluation of uranium deposits”, US Atomic Energy Commission, Reprinted from Mining and Groundwater Geophysics, 1967.

Mainville, A., Pool T., Trueman, T., Ward, D. M., Westoll, N. D, “CIM Best Practice in Uranium Estimation Guidelines”, Canadian Institute of Mining, 2003.

Mathisen, M, “Technical Report on the Crownpoint Uranium Project, McKinley County, New Mexico, USA – NI 43-101 Report”, Roscoe Postle Associates Inc., November 2018

McCarn, “The Crownpoint and Churchrock Uranium Deposits San Juan Basin, New Mexico, United States of America”, Innovative Projects International, 1997.

McKay, A. D. et al, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December, 2007.

McLemore, V. T., and Chenoweth, W. L., “Uranium Mines and Deposits in the Grants District, Cibola and McKinley Counties, New Mexico”, New Mexico Bureau of Mines and Mineral Resources, December, 1991.

McLemore, V. T., “The Grants Uranium District, New Mexico: Update on Source, Deposition, and Exploration”, New Mexico Institute of Mining and Technology, November, 2010.

NUREG-1508, “Final Environmental Impact Statement to Construct and Operate the Crownpoint Uranium Solution Mining Project, Crownpoint, New Mexico” , Docket No. 40-8968, 1997

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Peach, J., and Popp, A. V., “The Economic Impact of Proposed Uranium Mining and Milling Operations in the State of New Mexico”, New Mexico State University, August 1, 2008

Pelizza, M., and McCarn, D. W., “Licensing of in situ leach recovery operations for the Crownpoint and Church Rock uranium deposits, New Mexico: A Case Study”, in Recent Developments in Uranium Resource and Production with Emphasis on In Situ Lech Mining, IAEA-TECDOC-1396, June, 2004.

Scholle, P. A., “Geologic Map of New Mexico”, New Mexico Bureau of Geology and Mineral, 2003.

Squyres, J. B., “Uranium Deposits of the South San Juan Basin, New Mexico”, February, 1974

UxC, LLC, “Ux Weekly Volume 35, Number 40”, October 4, 2021

UxC, LLC, “Ux Weekly Volume 36, Number 01”, January 3, 2022

Vogt, T, Strom, T., Venuto, P., Winger, J, Scoggins, M., “In-Situ Leaching of Crownpoint, New Mexico, Uranium Ore: Part 6 – Section 9 Pilot Test”, Society of Petroleum Engineers of AIME, December 1984

Web Site Links Cited:

http://www.cameco.com/investors/uranium_prices_and_spot_price/

www.city-data.com/city/Crownpoint-New-Mexico.htm#ixzz1u3xghRzR

https://encoreuranium.com/projects/dewey-burdock-uranium-project/

http://www.nrc.gov/materials/uranium-recovery/license-apps/ur-projects-list-public.pdf

http://www.nrd.gov/materials/uranium-recovery/license-apps/ur-gantt-chart.pdf

www.tax.newmexico.gov

http://laramide.com

https://www.usgs.gov/core-research-center

https://www.ur-energy.com/projects/shirley-basin

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25.	Reliance on Information Provided by the Registrant

The Authors have fully relied upon and disclaim responsibility for the information, provided by the issuer, Verdera, and included in Section 4 Property Description and Location, including but not limited to, property location, mineral tenure, surface rights, taxes, royalties, and permits and licensing. The Author has reviewed a report on title prepared for Verdera by Modrall Sperling Roehl Harris & Sisk P.A. dated September 1, 2025 and titled Revised Updated Title Report for Crownpoint I and II and Hosta Butte Lands for information on property ownership and royalties.

The Authors have fully relied upon and disclaim responsibility for the information provided by the issuer and relating to the terms of acquisition of the project by Verdera including but not limited to any material encumbrances or costs related to the acquisition.

The Authors have fully relied upon and disclaim responsibility for the information provided the issuer, stating there are no existing environmental liabilities of the project. The authors searched public records of the New Mexico Mining and Minerals Division and found no reference to outstanding bonds or notice of violations related to the Project.

The Authors have fully relied on and disclaim responsibility for the information provider by the issuer, Verdera, and included in Section 5 History related to Verdera’s acquisition of the property including any encumbrances thereto.

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26.	DATE AND SIGNATURE PAGE

CERTIFICATE OF AUTHOR

I, Douglas L. Beahm, P.E., P.G., do hereby certify that:

1.	I am author of the amended and restated technical report titled “Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA Mineral Resource Technical Report, National Instrument 43-101”, dated December 5, 2025 (the “Technical Report”).

2.	I am the Principal Engineer and President of BRS, Inc., 1130 Major Avenue, Riverton, Wyoming 82501.

3.	I graduated with a Bachelor of Science degree in Geological Engineering from the Colorado School of Mines in 1974. I am a licensed Professional Engineer in Wyoming, Colorado, Utah, and Oregon, a licensed Professional Geologist in Wyoming and a Registered Member of the Society for Mining, Metallurgy, and Exploration.

4.	I have worked as an engineer and a geologist for over 50 years. My work experience includes uranium exploration, mineral resource estimation, reserves estimation, mine production, and mine/mill decommissioning and reclamation. Specifically, I have worked as an exploration geologist, chief geologist, chief mine engineer and consultant with numerous uranium projects hosted in sandstone environments in Wyoming.

5.	I last visited the site on July 17, 2025 and previously visited the site during the period of April 16 through April 18 2012.

6.	I am responsible for the overall Technical Report.

7.	I am independent of the issuer in accordance with the application of Section 1.5 of NI 43-101. I have no financial interest in the property and am fully independent of Verdera, POCML 7 Inc., enCore Energy Corp., and their affiliates. I hold no stock, options or have any other form of financial connection to Verdera or any affiliated companies, Verdera is but one of many clients for whom I consult.I do have prior working experience on the property as stated in the report.

8.	My prior work experience on the property is limited to preparation of a technical reports on the project in 2012 and 2022.

9.	I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

December 5, 2025

Signed and Sealed

Douglas L. Beahm, PE, PG, SME Registered Member

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CERTIFICATE OF AUTHOR

CARL DAVID WARREN

I, Carl David Warren, P.E., P.G., do hereby certify that:

1.	I am a Project Engineer for BRS Engineering. Located in Riverton Wyoming, at 1130 Major Ave.

2.	I am a contributing author of the Technical Report titled “Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA Mineral Resource Technical Report, National Instrument 43-101, (the “Technical Report”) dated December 5, 2025.

3.	I graduated with a Bachelor of Science in Geological Engineering from the Colorado School of Mines in 2009 and have a Master of Science Degree in Nuclear Engineering from the Colorado School of Mines in 2013. I am Licensed Professional Engineer in the State of Wyoming.

4.	I have worked as both an engineer and a geologist for a cumulative 16 years and have over 19 years of working experience in the mineral resource and mining industry. My relevant work experience includes underground mining, ore control, geological mapping, core logging and data management, uranium exploration, and uranium resource modelling.

5.	I have not visited the site.

6.	I am responsible for the material in Section 14 of the report including the mineral resource dated February 25, 2025.

7.	I am independent of the issuer as described in section 1.5 of NI 43-101. I have no financial interest in the property and am fully independent of Verdera, POCML 7 Inc., enCore Energy Corp., and their affiliates. I hold no stock, options or have any other form of financial connection to Verdera or any affiliated companies, Verdera is but one of many clients for whom I consult.

8.	Prior work experience on the property is limited to preparation of a resource for a technical report on the project in 2022.

9.	I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

December 5, 2025

Signed and Sealed

Carl David Warren P.E. P.G.

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